SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only
☒ Definitive Proxy Statement		(as permitted by Rule 14a-6(e)(2))
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

ALEXION PHARMACEUTICALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11

     (Set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

ALEXION PHARMACEUTICALS, INC.

352 Knotter Drive Cheshire,

Connecticut 06410

(203) 272-2596

April 29, 2009

Dear Fellow Stockholder:

You are cordially invited to attend the Company’s Annual Meeting of Stockholders to be held at 10:00 a.m. on Wednesday, May 13, 2009, at the Holiday Inn, 3580 East Main Street, Waterbury, Connecticut, 06705.

This year, you are being asked:

(1)	To elect seven directors to the Company’s Board of Directors, constituting the entire Board, to serve for the ensuing year; and

(2)	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

(3)	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

In addition, I will be pleased to report on the affairs of the Company and a discussion period will be provided for questions and comments of general interest to stockholders.

We look forward to greeting those stockholders who are present at the meeting; however, whether or not you plan to be with us at the meeting, it is important that your shares be represented. Accordingly, you are requested to sign and date the enclosed form of proxy and mail it in the envelope provided at your earliest convenience. Thank you for your cooperation.

Very truly yours,

Leonard Bell, M.D.

Chief Executive Officer,

Secretary and Treasurer

ALEXION PHARMACEUTICALS, INC.

Cheshire, Connecticut

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 13, 2009

April 29, 2009

You are cordially invited to attend the Company’s Annual Meeting of Stockholders to be held at 10:00 a.m. on Wednesday, May 13, 2009, at the Holiday Inn, 3580 East Main Street, Waterbury, Connecticut, 06705. This year, you are being asked:

(1)	To elect seven directors to the Company’s Board of Directors, constituting the entire Board, to serve for the ensuing year; and

(2)	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

(3)	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Stockholders of record at the close of business on March 24, 2009 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to be with us at the Annual Meeting, please complete, sign and date the enclosed proxy card and mail it in the envelope provided at your earliest convenience so that your shares may be represented at the meeting and to ensure a quorum. No postage is required if mailed in the United States. When completing your form of proxy, please sign your name, as it appears printed. If signing as an attorney, executor, administrator, trustee or guardian, please give your full title. A proxy executed by a corporation must be signed by an authorized officer.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting to be held on May 13, 2009.

This Proxy Statement and our 2008 Annual Report are available at

(http://ir.alexionpharm.com/annuals.cfm)

Leonard Bell, M.D.

Secretary

ALEXION PHARMACEUTICALS, INC.

352 Knotter Drive

Cheshire, Connecticut 06410

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

This Proxy Statement and form of proxy are furnished to the holders of common stock, par value $.0001 per share, of Alexion Pharmaceuticals, Inc., or the Company or Alexion, in connection with the solicitation by our Board of Directors of proxies for use at the Annual Meeting of Stockholders to be held on Wednesday, May 13, 2009, at the Holiday Inn, 3580 East Main Street, Waterbury, Connecticut, 06705, or at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting of Stockholders. The purposes of the meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors is not currently aware of any other matters that will come before the meeting.

The mailing address of our principal executive offices is Alexion Pharmaceuticals, Inc., 352 Knotter Drive, Cheshire, Connecticut, 06410. Proxies will be mailed to stockholders on or about April 29, 2009 and will be solicited by mail. We will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of the shares and will reimburse them for their expenses in so doing. Proxies may be solicited, without extra compensation, by officers, agents and employees of Alexion who may communicate with stockholders, banks, brokerage houses and others by telephone, facsimile, email or in person to request that proxies be furnished. All expenses incurred in connection with this solicitation will be borne by us. We have no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but reserve the option of doing so. If any special employees or solicitors are retained, we will bear the expense of such retention.

Revocability and Voting of Proxy

A form of proxy for use at the Annual Meeting of Stockholders and a return envelope for the proxy are enclosed. Stockholders may revoke the authority granted by their execution of proxies at any time before such proxies are voted at the Annual Meeting by filing with the Secretary of Alexion a written notice of revocation, or by mailing a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting. Shares of our common stock represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. If a proxy card is signed and returned without any specifications, your shares will be voted in the manner recommended by our Board of Directors.

Record Date and Voting Rights

Only stockholders of record at the close of business on March 24, 2009 are entitled to notice of and to vote at the Annual Meeting or any and all adjournments thereof. On March 24, 2009, there were 81,950,608 shares of our common stock outstanding; each such share is entitled to one vote on each of the matters to be presented at the Annual Meeting. The holders of a majority of the outstanding shares of common stock entitled to vote, present in person or represented by proxy, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. “Broker non-votes” are shares held by brokers or nominees that are present in person or represented by proxy, but not voted on a particular matter because (1) instructions have not been received from the beneficial owner and (2) the brokers do not have discretionary voting authority to vote on such matter. Abstentions and broker non-votes are not treated as a vote “for” or a vote “against” any of the proposals in this year’s proxy to which such abstentions or broker non-votes apply.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information as of April 1, 2009 (except as otherwise noted) regarding the beneficial ownership (as defined by the Securities and Exchange Commission, or SEC) of our common stock of: (i) each person known by us to own beneficially more than five percent of our outstanding common stock; (ii) each director; (iii) each named executive officer listed in the Summary Compensation Table below; and (iv) all directors and executive officers of Alexion as a group.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned(2)	Percentage of Outstanding Shares of Common Stock
FMR LLC
82 Devonshire Street
Boston, MA 02109(3)	11,688,858	15.00%

T. Rowe Price Associates, Inc.
100 E. Pratt Street
Baltimore, Maryland 21202(4)	6,704,600	8.60%

Barclays Global Investors, NA
400 Howard Street
San Francisco, California 94105(5)	4,384,480	5.63%

Columbia Wanger Asset Management, L.P.
227 West Monroe Street
Chicago, Illinois 60606(6)	4,091,100	5.25%

Leonard Bell, M.D.(7)(18)	1,715,986	2.09%

David W. Keiser(8)(18)	297,810	*

Stephen P. Squinto, Ph.D.(9)(18)	191,631	*

Vikas Sinha, M.B.A., C.A.(10)(18)	281,941	*

Thomas I.H. Dubin, J.D.(11)(18)	326,906	*

Max Link, Ph.D.(12)	246,646	*

Joseph A. Madri, Ph.D., M.D.(13)	172,089	*

Larry L. Mathis(14)	104,089	*

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned(2)	Percentage of Outstanding Shares of Common Stock
R. Douglas Norby(15)	157,089	*

Alvin S. Parven(16)	118,089	*

Ruedi E. Waeger, Ph. D.(17)	58,089	*

All directors and executive officers as a group (13 persons)(19)	3,908,741	4.80%

*	Less than one percent.
(1)	Unless otherwise indicated, the address of all persons is 352 Knotter Drive, Cheshire, Connecticut 06410.
(2)	To our knowledge, except as set forth below, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes in this table.
(3)	These figures are based upon information set forth in Schedule 13G filed February 17, 2009. FMR LLC has sole voting power with respect to 168,850 of the shares listed.
(4)	These figures are based upon information set forth in Schedule 13G filed February 11, 2009. These securities are owned by various individual and institutional investors, which T. Rowe Price Associates, Inc., or Price Associates, serves as an investment adviser with power to direct investments and/or sole power to vote securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be the beneficial owner of such securities; however Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
(5)	These figures are based upon information set forth in Schedule 13G filed February 5, 2009. It is reported that Barclays Global Investors, N.A. and Barclays Global Fund Advisors has sole voting power with respect to 1,532,367 and 2,615,511 shares, respectively.
(6)	These figures are based upon information set forth in Schedule 13G filed February 5, 2009. Columbia Wanger Asset Management, L.P. has sole voting power with respect to 3,966,800 shares.
(7)	Includes 875,144 shares of common stock that may be acquired upon the exercise of options that are exercisable within 60 days of April 1, 2009 and 600 shares, in aggregate, held in the names of Dr. Bell’s three children. Dr. Bell disclaims beneficial ownership of the 600 shares held in the names of his children.
(8)	Includes 109,750 shares of common stock which may be acquired upon the exercise of options that are exercisable within 60 days of April 1, 2009 and 600 shares, in aggregate, held in the names of Mr. Keiser’s three children. Mr. Keiser disclaims beneficial ownership of the shares held in the names of his minor children.
(9)	Includes 157,225 shares of common stock which may be acquired by Dr. Squinto upon the exercise of options that are exercisable within 60 days of April 1, 2009 and 5,838 shares, in aggregate, held in the names of Dr. Squinto’s three children. Dr. Squinto disclaims beneficial ownership of the shares held in the names of his minor children.
(10)	Includes 219,686 shares of common stock which may be acquired by Mr. Sinha upon the exercise of options that are exercisable within 60 days of April 1, 2009.
(11)	Includes 291,935 shares of common stock which may be acquired by Mr. Dubin upon the exercise of options that are exercisable within 60 days of April 1, 2009.
(12)	Includes 79,000 shares of common stock which may be acquired by Dr. Link upon the exercise of options that are exercisable within 60 days of April 1, 2009.
(13)	Includes 167,000 shares of common stock which may be acquired by Dr. Madri upon the exercise of options that are exercisable within 60 days of April 1, 2009.
(14)	Includes 99,000 shares of common stock which may be acquired by Mr. Mathis upon the exercise of options that are exercisable within 60 days of April 1, 2009.
(15)	Includes 152,000 shares of common stock which may be acquired by Mr. Norby upon the exercise of options that are exercisable within 60 days of April 1, 2009.
(16)	Includes 113,000 shares of common stock which may be acquired by Mr. Parven upon the exercise of options that are exercisable within 60 days of April 1, 2009.
(17)	Includes 45,000 shares of common stock which may be acquired by Dr. Waeger upon the exercise of options that are exercisable within 60 days of April 1, 2009.
(18)	Named executive officer under Item 402 of Regulation S-K.
(19)	Includes 2,504,116 shares of common stock which may be acquired by all directors and officers as a group upon the exercise of options that are exercisable within 60 days of April 1, 2009.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

The Board is reducing the number of directors to seven upon Mr. David Keiser’s retirement and seven directors have been nominated for re-election at the Annual Meeting to serve until the next annual meeting of stockholders and until their successors shall have been duly elected and qualified. Mr. Keiser, who retired from his position on December 31, 2008 as President and Chief Operating Officer of Alexion, will not stand for re-election and will retire from the Board of Directors at the Annual Meeting. In the event any of the nominees shall be unable to serve as a director, the shares represented by the proxy will be voted for such other candidate, if any, who is nominated by the Board of Directors to replace the nominee. All nominees have consented to be named in the Proxy Statement and have indicated their intent to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve.

Directors will be elected by a plurality of the votes cast by the stockholders entitled to vote on the election of directors at the Annual Meeting.

THE BOARD OF DIRECTORS DEEMS “PROPOSAL NO. 1—ELECTION OF DIRECTORS” TO BE IN THE BEST INTERESTS OF ALEXION AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” EACH NOMINEE.

GENERAL INFORMATION ABOUT THE BOARD OF DIRECTORS

Below please find information about the nominees for directors and for the director whose term of office will expire at the annual meeting (and will not continue):

Nominees

Name	Age	Year First Became Director	Position
Leonard Bell, M.D.(5)	51	1992	Chief Executive Officer, Secretary, Treasurer, Director

Max Link, Ph.D.(1)(4)	68	1992	Chairman of the Board of Directors

Joseph A. Madri, Ph.D., M.D.(2)(4)	62	1992	Director

Larry L. Mathis(1)(3)	65	2004	Director

R. Douglas Norby(1)(3)	73	1999	Director

Alvin S. Parven(2)(3)	68	1999	Director

Ruedi E. Waeger, Ph.D.(2)(4)	65	2005	Director

Director Not Continuing After the Annual Meeting

Name	Age	Year First Became Director	Position
David W. Keiser(6)	57	2002	Director

(1)	Member of our Audit Committee of the Board of Directors.
(2)	Member of our Compensation Committee of the Board of Directors.
(3)	Member of our Nominating and Corporate Governance Committee of the Board of Directors.
(4)	Member of our Compliance and Quality Committee of the Board of Directors
(5)	Executive Officer, for purposes of Section 16 of the Securities Exchange Act of 1934.
(6)	Mr. Keiser retired from his position as President and Chief Operating Officer on December 31, 2008.

Each director nominee, if re-elected, will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified or until his or her earlier resignation or removal. Dr. Bell is a party to an employment agreement with us.

Leonard Bell, M.D. is the principal founder of Alexion, and has been a director of Alexion since February 1992, and the company’s President (until April 2002, when such title was transferred), Chief Executive Officer, Secretary and Treasurer. From 1991 to 1992, Dr. Bell was an Assistant Professor of Medicine and Pathology and co-Director of the program in Vascular Biology at the Yale University School of Medicine. From 1990 to 1992, Dr. Bell was an attending physician at the Yale-New Haven Hospital and an Assistant Professor in the Department of Internal Medicine at the Yale University School of Medicine. Dr. Bell was a recipient of the Physician Scientist Award from the National Institutes of Health and Grant-in-Aid from the American Heart Association as well as various honors and awards from academic and professional organizations. His work has resulted in more than 20 scientific publications and 9 patent applications. Dr. Bell was also a director of The

Medicines Company from May 2000 until April 2005. Dr. Bell received his A.B. from Brown University and M.D. from Yale University School of Medicine. Dr. Bell is currently an Adjunct Assistant Professor of Medicine and Pathology at Yale University School of Medicine.

Max Link, Ph.D. has been the Chairman of our Board of Directors since December 2002 and a director of Alexion since April 1992. From March 2001 to September 2003, Dr. Link was Chairman of the Board and CEO of Centerpulse AG, a medical implant company. From May 1993 to June 1994, Dr. Link was Chief Executive Officer of Corange (Bermuda), the parent company of Boehringer Mannheim Therapeutics, Boehringer Mannheim Diagnostics and DePuy Orthopedics. From 1992 to 1993, Dr. Link was Chairman of the Board of Sandoz Pharma, Ltd., a manufacturer of pharmaceutical products. From 1987 to 1992, Dr. Link was the Chief Executive Officer of Sandoz Pharma and a member of the Executive Board of Sandoz, Ltd., Basel. Prior to 1987, Dr. Link served in various capacities with the United States operations of Sandoz, including as President and Chief Executive Officer. Dr. Link is the chairman of the board of directors of Amedica Corporation, CytRx Corporation, and Celsion Corporation, and is also a director of Discovery Labs, Inc. and Theranostics Health, each of which, with the exception of Amedica and Theranostics, is a publicly held pharmaceutical and/or life-science company. Dr. Link holds a Ph.D. in economics from University of St. Gallen (Switzerland).

David W. Keiser has been a director of Alexion since April 2002. Mr. Keiser retired from his position as President (a position he held since April 2002) and Chief Operating Officer of Alexion on December 31, 2008. From July 1992 to April 2002, Mr. Keiser was Executive Vice President and Chief Operating Officer of Alexion. From 1990 to 1992, Mr. Keiser was Senior Director of Asia Pacific Operations for G.D. Searle & Company Limited, a manufacturer of pharmaceutical products. From 1986 to 1990, Mr. Keiser was successively Licensing Manager, Director of Product Licensing and Senior Director of Product Licensing for Searle. From 1984 to 1985, Mr. Keiser was New Business Opportunities Manager for Mundipharma AG, a manufacturer of pharmaceutical products, in Basel, Switzerland where he headed pharmaceutical licensing and business development activities in Europe and the Far East. From 1978 to 1983, he was Area Manager for F. Hoffmann La Roche Ltd., a manufacturer of pharmaceutical products, in Basel, Switzerland. Mr. Keiser received his B.A. from Gettysburg College.

Joseph A. Madri, Ph.D., M.D. is a founder of Alexion and has been a director of Alexion since February 1992. Since 1980, Dr. Madri has been on the faculty of the Yale University School of Medicine and is currently a Professor of Pathology. Dr. Madri serves on the editorial boards of numerous scientific journals and he is the author of over 234 scientific publications. Dr. Madri works in the areas of regulation of angiogenesis, vascular cell-matrix interactions, cell-cell interactions, lymphocyte-endothelial cell interactions and endothelial and smooth muscle cell biology and neural stem biology, and has been awarded a Merit award from the National Institutes of Health. Dr. Madri received his B.S. and M.S. in Biology from St. John’s University and M.D. and Ph.D. in Biological Chemistry from Indiana University.

Larry L. Mathis has been a director of Alexion since March 2004. Since 1998, Mr. Mathis has served as an executive consultant with D. Petersen & Associates providing counsel to select clients on leadership, management, governance, and strategy. For the 27 years prior to joining D. Petersen & Associates, Mr. Mathis served in various capacities within The Methodist Hospital System, in Houston, Texas – an organization comprising 16 corporations and 37 hospital affiliates in the U.S. and abroad. From 1997 to 1998, Mr. Mathis served as a consultant to the Chairman of the Board of The Methodist Hospital System. Prior to that, he was President and Chief Executive Officer, as well as a member of the Board of Directors, from 1983 to 1997. Mr. Mathis received a Master’s degree in Health Administration from Washington University in St. Louis, and a Bachelor of Arts in Social Sciences from Pittsburg State University in Kansas.

R. Douglas Norby has been a director of Alexion since September 1999. Since July 2003 and until January 31, 2006, Mr. Norby has been Sr. Vice-President and Chief Financial Officer of Tessera, Inc., a provider of intellectual property for advanced semiconductor packaging. From March 2002 to February 2003, Mr. Norby served as Senior Vice President and Chief Financial Officer of Zambeel, Inc., a data storage systems company. From December 2000 to March 2002, Mr. Norby served as Senior Vice President and Chief Financial Officer of Novalux, Inc., a manufacturer of lasers for optical networks. From 1996 until December 2000, Mr. Norby served as Executive Vice President and Chief Financial Officer of LSI Logic Corporation, a semiconductor company, and he has also served as a director of LSI Logic Corporation since 1993. From July 1993 until November 1996, he served as Senior Vice President and Chief Financial Officer of Mentor Graphics Corporation, a software company. Mr. Norby served as President of Pharmetrix Corporation, a drug delivery company, from July 1992 to September 1993, and from 1985 to 1992, he was President and Chief Operating Officer of Lucasfilm, Ltd., an entertainment company. From 1979 to 1985, Mr. Norby was Senior Vice President and Chief Financial Officer of Syntex Corporation, a pharmaceutical company. Mr. Norby is a director of STATS Chip PAC, Ltd., a semi-conductor company, NEXX Systems, Inc., a semiconductor manufacturing equipment company, Neterion, Inc., a communications device company, and Intellon Corporation, a semiconductor company. Mr. Norby received a B.A. in Economics from Harvard University and an M.B.A. from Harvard Business School.

Alvin S. Parven has been a director of Alexion since May 1999. Since 1997, Mr. Parven has been President of ASP Associates, a management and strategic consulting firm. From 1994 to 1997, Mr. Parven was Vice President at Aetna Business Consulting, reporting to the Office of the Chairman of Aetna. From 1987 to 1994, Mr. Parven was Vice President, Operations at Aetna Health Plans. Prior to 1987, he served in various capacities at Aetna including Vice President, Pension Services from 1983 to 1987. Mr. Parven received his B.A. from Northeastern University.

Ruedi E. Waeger, Ph.D. has been a director of Alexion since March 2005. Dr. Waeger has spent the past 30 years in the pharmaceutical and therapeutic protein industry. Most recently, he was President and Chief Executive Officer of Aventis Behring L.L.C., a global plasma therapeutics product business which was acquired by CSL Ltd in 2004 to form ZLB Behring. While at Aventis Behring, Dr. Waeger played a key role in guiding the company as it refined its product pipeline and extensive manufacturing facilities. Dr. Waeger became the head of Aventis Behring following the merger of the owners of Centeon L.L.C., a leader in plasma proteins, where Dr. Waeger was Chief Executive Officer. Prior thereto, Dr. Waeger was President and Chief Executive Officer of ZLB Central Laboratories, Blood Transfusion Service of Swiss Red Cross, and before that spent more than 20 years at Sandoz Ltd., where he had consecutive worldwide responsibilities for Strategic Research and Development Planning, Human Resource Management, and Marketing, including responsibility for three global product launches. Dr. Waeger currently sits on the Board of Talecris Biotherapeutics, Inc. He earned a Ph.D. in Biochemistry from the Swiss Federal Institute of Technology.

During the year ended December 31, 2008, the Board of Directors held 7 meetings. During the period, each incumbent director attended at least 75% of the meetings of the Board of Directors and all committees of the Board of Directors on which he served. It is our policy that members of the Board of Directors should attend and be present at the Annual Meeting of Stockholders. Eight members of the Board of Directors then constituting the entire Board attended the 2008 Annual Meeting of Stockholders in respect of the year ended December 31, 2007.

The Board of Directors has determined that six of the eight members (Drs. Link, Madri and Waeger, and Messrs. Mathis, Norby, and Parven) are “independent directors” as that term is defined under the NASDAQ Stock Market Listing Standards and the SEC rules and regulations. During all but one of the regularly scheduled meetings in fiscal year 2008, the Board of Directors met in executive session where only the independent directors were present without any members of Alexion’s management.

We are not a party to any material proceedings to which any of our directors, officers, affiliates or 5% or more stockholders are a party. We do not believe that any of our directors, officers, affiliates or 5% or more stockholders are adverse to us or have a material interest that is adverse to us.

Audit Committee

In February 1993, the Board established a separately designated standing Audit Committee to review the internal accounting procedures of Alexion, consult with our independent registered public accounting firm and review the services provided by the independent registered public accounting firm. The Audit Committee operates pursuant to a charter which has been approved and adopted by the Board of Directors and is reviewed and reassessed annually by the Audit Committee. A copy of the Audit Committee charter is available on the company’s website at http://www.alxn.com/AUDIT_COMMITTEE_CHARTER.pdf. Dr. Link, Mr. Mathis and Mr. Norby are the current members of the Audit Committee, each of whom the Board of Directors has determined to be an “independent director” as that term is defined under the NASDAQ Stock Market Listing Standards and the SEC rules and regulations. Our Board of Directors has also determined that Mr. Norby is an “audit committee financial expert” as that term is defined under the NASDAQ Stock Market Listing Standards and the SEC rules and regulations. During the year ended December 31, 2008 the Audit Committee held 7 meetings.

Compensation Committee

In February 1993, the Board of Directors established a Compensation Committee. The Compensation Committee reviews compensation practices, determines and approves compensation of the chief executive officer and all other executive officers, and administers our non-formula equity compensation and incentive plans. The Compensation Committee operates pursuant to a charter which has been approved and adopted by the Board of Directors. A copy of the Compensation Committee charter is available on the Company’s website at http://www.alxn.com/f/26. During the year ended December 31, 2008, Dr. Madri, Mr. Parven and Dr. Waeger served as the members of the Compensation Committee. Alexion’s Board of Directors has determined that each of the members of the Compensation Committee is an “independent director” as that term is defined under the NASDAQ Stock Market Listing Standards and the SEC rules and regulations. During the year ended December 31, 2008, the Compensation Committee held 5 meetings. The Compensation Committee currently retains Hewitt Associates LLC, a global consultancy specializing in compensation, benefits and other human resources issues, to assess trends and developments in officer and director compensation practices and to compare the Company’s practices against them. The Compensation Committee uses the analysis prepared by the consultant as part of its periodic review of the Company’s officer and director compensation practices.

Compliance and Quality Committee

In December 2004, the Board established a Compliance and Quality Committee. The Compliance and Quality Committee provides leadership and guidance to Alexion on all aspects of regulatory and product compliance matters, except where those matters involve financial controls or the internal financial audit function. Dr. Link, Dr. Madri and Dr. Waeger are the current members of the Compliance and Quality Committee, each of whom the Board of Directors has determined to be an “independent director” as that term is defined under the NASDAQ Stock Market Listing Standards. During the year ended December 31, 2008, the Compliance and Quality Committee held 4 meetings.

Nominating and Governance Committee

In June 2003, the Board of Directors established the Nominating and Governance Committee to provide leadership and guidance to Alexion, review and recommend new directors to the Board of Directors, establish the necessary Board committees to provide oversight to Alexion, and make recommendations regarding committee membership. The Nominating and Governance Committee operates pursuant to a charter which has been approved and adopted by the Board of Directors and is reviewed and reassessed annually by the committee. The Nominating and Governance Committee Charter is posted on the Company’s website at http://www.alxn.com/f/28. Messrs. Mathis, Norby and Parven are the current members of the Nominating and Governance Committee, each of whom the Company’s Board of Directors has determined to be an “independent director” as that term is defined under the NASDAQ Stock Market Listing Standards. During the year ended December 31, 2008, the Nominating and Governance Committee held 4 meetings.

CORPORATE GOVERNANCE

Process for Selecting Nominees and Stockholder Nominations

It is the policy of the Nominating and Governance Committee to consider candidates for the Board membership recommended by Nominating and Governance Committee members and other Board members, management, our stockholders, third-party search firms and any other appropriate sources. If a consulting firm is retained to assist in the search process for a director, a fee is typically paid to such a firm only if the candidate is elected to the Board or is recommended to the Board by the Nominating and Governance Committee for inclusion in the slate of nominees to be elected at the Annual Meeting of Stockholders. We did not retain a consulting firm to assist in the search process during fiscal year 2008. As a stockholder, you may recommend a person for consideration as a nominee for director by writing to the Nominating and Governance Committee of the Board of Directors, c/o Alexion Pharmaceuticals, Inc., 352 Knotter Drive, Cheshire, Connecticut 06410, Attention: Senior Vice President and General Counsel. Recommendations must be received by November 1, 2009 to be considered for the 2010 Annual Meeting of Stockholders. Recommendations must include the name and address of the stockholder making the recommendation, a representation setting forth the number of shares of our common stock beneficially owned by the recommending stockholder, a statement from the recommended nominee that expresses his or her intent to serve on the Board if elected, biographical information about the recommended nominee, any other information the stockholder believes would be helpful to the Nominating and Governance Committee in evaluating the recommended nominee and a description of all arrangements or understandings between the recommending stockholder and each nominee and any other person concerning the nomination.

In evaluating candidates, the Nominating and Governance Committee will consider certain criteria, including the following: personal and professional integrity, high ethical values, sound business judgment, demonstrated exceptional business and professional skills and experience, independence (as that term is defined under the rules of the SEC and the NASDAQ Stock Market Listing Standards), teamwork, the requirement to maintain a Board that is composed of a majority of independent directors, potential conflicts of interest, the extent to which a candidate would fill a present need, and concern for the long term interests of stockholders utilizing criteria established from time to time by the Nominating and Governance Committee. In any particular situation, the Nominating and Governance Committee may focus on persons possessing a particular background, experience or qualifications which the Committee believes would be important to enhance the effectiveness of the Board. The evaluation process for stockholder recommendations is the same as for candidates recommended by any other source.

Stockholder Communications with the Board of Directors

Our Board of Directors has provided a process for stockholders to send communications to the Board. Stockholders who wish to send communications to the Board, or any particular director, should address such communications to the Board of Directors, c/o Alexion Pharmaceuticals, Inc., 352 Knotter Drive, Cheshire, Connecticut 06410, Attention: Thomas I.H. Dubin, Esq., Senior Vice President and General Counsel. All such communications should include a representation from the submitting stockholder setting forth the stockholder’s address and the number of shares of our common stock beneficially owned by the stockholder.

Our General Counsel will (i) be primarily responsible for monitoring communications from stockholders and (ii) provide copies or summaries of such communications to the Board, or the director to whom such communication is addressed, as the General Counsel considers appropriate. Each stockholder communication will be forwarded if it relates to a substantive matter and includes suggestions or comments that the General Counsel considers to be important for the directors, or director, to know. In general, stockholder communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than stockholder communications relating to personal grievances and matters as to which we tend to receive repetitive or duplicative communications. The Board will give appropriate attention to written communications on such issues and will respond as appropriate.

Code of Ethics

We have adopted a Code of Ethics, or our Code of Ethics, that applies to directors, officers and employees and complies with the requirements of Item 406 of Regulation S-K and the listing standards of the Nasdaq Global Market. Our Code of Ethics is located on our website at http://www.alxn.com/f/27. Any amendments or waivers to our Code of Ethics will be promptly disclosed as required by applicable laws, rules and regulations of the Securities and Exchange Commission and Nasdaq.

Corporate Governance Guidelines

The Board believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duty to stockholders. In 2008, our Board adopted Corporate Governance Guidelines and relies on the guidelines to provide that framework. The guidelines are not absolute rules, and can be modified to reflect changes in the company’s organization or business environment. The Board expects to review the guidelines on an annual basis and if necessary, to modify the guidelines to reflect current good governance practices and policies. Alexion’s Corporate Governance Guidelines are located on our website at http://www.alxn.com/f/179.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act of 1934, as amended, requires our directors, executive officers and persons who beneficially own more than ten percent of our common stock, to file initial reports of beneficial ownership of our stock and reports of changes in beneficial ownership of our stock with the SEC. Executive officers, directors and greater than ten percent beneficial owners are required by the SEC to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that during the year ended December 31, 2008 all Section 16(a) filing requirements applicable to the company’s executive officers, directors and greater than ten percent beneficial owners were complied with on a timely basis, other than the forms filed by the company’s independent directors,

Dr. Link, Dr. Madri, Mr. Mathis, Mr. Norby, Mr. Parven and Dr. Waeger, on January 17, 2008 relating to stock options granted on January 9, 2008.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Joseph A. Madri, Ph.D., M.D.

Alvin S. Parven

Ruedi E. Waeger, Ph.D.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes the material elements of 2008 compensation for Alexion’s executive officers identified in the Summary Compensation Table (the named executive officers), which includes (i) base salary for the 2008 fiscal year, (ii) annual cash incentive bonus with respect to 2008 performance, which was paid in February 2009, and (iii) long-term equity-incentive awards granted in January 2008.

Alexion’s named executive officers for 2008 were: Dr. Leonard Bell, M.D., Chief Executive Officer; David W. Keiser, President and Chief Operating Officer; Dr. Stephen P. Squinto, Ph.D., Executive Vice President, Research; Vikas Sinha, Senior Vice President and Chief Financial Officer; and Thomas I.H. Dubin, Senior Vice President and General Counsel.

Mr. Keiser retired on December 31, 2008 from his position as President and Chief Operating Officer and will retire from the Board of Directors on May 13, 2009, the date of Alexion’s 2009 Annual Meeting of Stockholders.

Executive Compensation Philosophy

The Compensation Committee approves compensation programs based on certain compensation philosophies, including the following:

•

Competitive with peer group. Total executive compensation should reflect compensation paid by market peers to ensure that Alexion is competitive with the pay of other companies who compete with us for talent.

•

Attract, retain and motivate. Compensation programs should be competitive to help Alexion attract, retain and motivate highly talented individuals with necessary skills and demonstrated abilities who will contribute to the success of the company by executing Alexion’s short- and long-term strategic plan.

•

Pay for performance. Compensation programs must reward performance, including achievement of corporate and individual performance objectives. Compensation for employees with senior leadership responsibilities, particularly Dr. Bell, Alexion’s CEO, should be closely linked to corporate performance and stockholder value. Compensation programs should deliver higher compensation when corporate and individual performance exceeds expectations or performance objectives and when performance objectives are aligned to significant success. If corporate or individual performance is short of expectations, or if objectives are not achieved, our compensation programs should deliver lower compensation.

•

Balanced combination of compensation elements. Compensation programs should include a balance of cash and equity incentives to reward short-term and long-term performance. Each element of compensation should be utilized in a manner that drives certain behavior, recognizing that different elements may be effectively used to drive different behavior. For example, long-term equity-based incentive awards are utilized to align interests more closely with shareholders through equity ownership while annual cash incentives may be used to motivate individuals to achieve short-term objectives.

•

Fair and consistent. The overall structure of the company’s compensation programs should consider similar issues across the global organization, taking into account grade-level, geography and local considerations, and should drive reward opportunities for all employees based on responsibilities and performance.

The primary objective of Alexion’s executive compensation policy is to attract, retain and motivate the key executives necessary for Alexion’s short and long-term success. The focus is to tie short and long-term cash and equity incentives to performance, including the achievement of measurable corporate and individual objectives, and to align executives’ incentives with stockholder value creation. The Compensation Committee has maintained, and expects to continue to implement its compensation programs in a manner that ties a substantial portion of executives’ overall compensation to Alexion’s performance.

Role of the Compensation Committee

Our executive compensation policy is set by the Compensation Committee and the committee approves the compensation of our executive officers, including the named executive officers. Our executive compensation policy is designed to align total executive compensation with the objectives of our compensation philosophy. The committee regularly reassesses and reviews our compensation policy and programs.

The Compensation Committee retains significant discretion in determining executive compensation. Decisions are not based on any rigid mathematical formula but rather multiple factors, including the individual’s total compensation compared to individuals in similar positions at a peer group of companies, the company’s performance, the committee’s assessment of the individual’s contribution to the Company, and other individual accomplishments. The Compensation Committee also takes into account the individual’s contributions in resolving unanticipated matters, general economic conditions, and any other factors the committee deems relevant.

Role of Executives in 2008 Compensation Decisions

It is Alexion’s policy that no named executive officer participates or makes recommendations regarding his or her own compensation.

A small number of executives generally attend Compensation Committee meetings, including the company’s CEO, CFO, General Counsel, and VP Human Resources. All independent directors who are not members of the committee are also invited to attend, and typically do attend, committee meetings. Executive sessions of the Compensation Committee are conducted without the presence of company executives.

The CEO, with limited staff and management support, works with our compensation consultant to determine total compensation recommendations for our named executive officers other than the CEO. In considering his recommendations for 2008 compensation, Dr. Bell placed significant weight on (i) the company’s performance, (ii) the market data and peer group analysis prepared by the compensation consultant, and (iii) the individual’s performance. The recommendations are submitted to the Compensation Committee for review, discussion, modification and approval.

The Compensation Committee is responsible for evaluating and determining CEO compensation and works directly with the compensation consultant, with limited support from company staff and without input from the CEO. In determining 2008 compensation for Dr. Bell, the committee placed significant weight on (i) the company’s performance, (ii) the market data and peer group analysis prepared by the compensation consultant, and (iii) Dr. Bell’s performance, which is closely aligned with the company’s performance.

Compensation Consultant

Other than annual cash incentive awards with respect to 2008 performance, which were paid in 2009, 2008 compensation for the named executive officers was evaluated and reviewed during the fourth quarter of 2007 and approved in January 2008. To assist the Compensation Committee in its efforts to review 2008 compensation, the committee engaged consultants Towers Perrin LLC during 2007 and early 2008 and Hewitt Associates LLC in the latter half of 2008.

During the fourth quarter of each fiscal year, the compensation consultant provides an independent competitive compensation review to the committee. In December 2007, the Compensation Committee, based on the data provided by Towers Perrin, found that total 2007 annual compensation for Alexion’s executive officers as a group was slightly below the market median and the committee considered this peer group information on a company as well as individual basis when setting 2008 base salaries and long-term equity-based incentive awards, which were approved in January 2008. In December 2008, the Compensation Committee, based on the data provided by Hewitt Associates, found that 2008 cash compensation for Alexion’s executive officers as a group was slightly below the market median (although total 2008 compensation was slightly above the market median when considering the long-term incentive awards granted in January 2008, which at the time of grant were set at a level to achieve total compensation at or near the median of the applicable peer group) and the committee considered the peer group information in determining annual cash incentives with respect to 2008 performance, which were approved in January 2009. Hewitt was retained to advise the committee with respect to 2009 executive compensation matters. As discussed more fully below under Annual Incentive Bonuses, the committee considered the data provided by Hewitt when determining actual incentive bonuses for 2008, which were approved in January 2009.

The committee directs the compensation consultant to analyze trends and developments in executive compensation practices and to conduct a competitive review of compensation levels for Alexion’s executives, including the named executive officers.

Components of Compensation—General

The components of executive compensation we pay include the following:

•	base salary;

•	annual cash incentives, or cash bonuses; and

•	long-term equity-based incentives.

Each component of compensation should be utilized in a manner that drives certain conduct, recognizing that different components may be effectively used to drive different conduct. We believe that base salary should provide a secure, fixed amount of compensation to attract and retain highly talented individuals, while the second cash element of compensation, annual cash incentives, may be a tool to motivate executives to achieve short-term (annual) success. Meanwhile, long-term equity-based incentives should more closely align the interests of our executives with those of our stockholders.

In making compensation determinations, the Compensation Committee considers each component of compensation in relation to the total amount of compensation paid and whether the compensation package as a whole adequately compensates each executive for Alexion’s performance during the past year and each executive’s contribution to such performance. The committee considers market and other data to ensure that executive compensation remains competitive.

In consideration of the company’s strong performance in each of 2007 and 2008, the committee generally considered an executive’s compensation to be appropriate if total compensation for such individual was at or near the median of the peer group, even if certain components were below or above such median.

We discuss each component of our compensation program in more detail below, including the rationale for 2008 compensation decisions.

Peer Group Analysis

The Compensation Committee retained Towers Perrin in 2007 to advise the committee in determining base salaries and long-term equity-based incentive awards for 2008 as well as setting targets for annual cash incentive awards for 2008 for our executives, including the named executive officers. Towers Perrin assisted the Compensation Committee by providing comparative market data for 2007 programs and practices based on an analysis of executive compensation at the peer group companies identified below. The peer group used to determine 2008 base salaries and long-term equity-incentive awards as well as to set targets for annual incentive awards included the following companies:

Alkermes, Inc.	CV Therapeutics, Inc.	OSI Pharmaceuticals, Inc.

Amylin Pharmaceuticals, Inc.	Genzyme Corporation	Protein Design Labs, Inc.

Biogen Idec, Inc.	ImClone Systems, Inc.	Pharmion Corporation

Biomarin Pharmaceuticals, Inc.	Isis Pharmaceuticals, Inc.	Regeneron Pharmaceuticals, Inc.

Celgene Corporation	Millennium Pharmaceuticals, Inc.	United Therapeutics Corporation

Cephalon, Inc.	ONYX Pharmaceuticals, Inc.	Vertex Pharmaceuticals, Inc.

Cubist Pharmaceuticals, Inc.

The Compensation Committee, together with its compensation consultant, reviews the peer group on an annual basis. The Compensation Committee approves the peer group based on its evaluation of financial and other metrics, including market capitalization, revenue and employee count. The peer group selected in January 2008 reflected Alexion’s transition to a commercial company in 2007 and primarily includes emerging commercial and commercial biopharmaceutical companies. Six of the nineteen companies recorded revenues greater than $500 million during the twelve month period ending September 30, 2007 and median revenues for the peer group was approximately $265.5 million for the same period. During the same twelve month period, Alexion reported revenues of $38.4 million, or 14% of the median. The committee recognized that Alexion launched Soliris® in April 2007 and reported product revenues for only six of the twelve months during the evaluation period. The median market capitalization for the peer group was approximately $2.5 billion while Alexion’s market capitalization exceeded the median, approximately $2.8 billion. The metrics used to determine the peer group were assessed in consideration of Alexion’s then recent initiation as a commercial biotechnology company and in anticipation of its first full year of commercial sales in 2008. We believe that this group of companies provided us with appropriate compensation benchmarks because of comparable metrics and importantly, because these companies tend to compete with us for executives and other employees.

In addition to the peer group above, the committee also reviewed competitive compensation data from the 2007 Radford Global Life Sciences Compensation Survey, which included 17 of the companies in the peer group, as well as a broader survey of publicly traded biotechnology and pharmaceutical companies with greater revenues and headcount than Alexion. Towers Perrin collected its data from peer group proxy statements and from the Radford survey.

Based on the market data, the Compensation Committee approved a pay-for-performance compensation approach. The committee determined that 2008 executive compensation should achieve a total compensation package of approximately the 50th percentile of the companies represented in the peer group. Generally, individual compensation decisions for 2008 reflected this approach.

The Compensation Committee retains significant discretion in determining executive compensation and retains the flexibility to pay above or below the 50th percentile based upon individual and corporate performance and any other factors it deems relevant.

2008 Compensation Components

As stated in this CD&A, the Compensation Committee places significant emphasis on the annual benchmarking exercise and the comparative market data. In addition, as a baseline for awarding compensation and prior to making annual executive compensation decisions, the committee evaluates the company’s performance for the prior year by assessing if, and the extent to which, the company achieved or failed to achieve the corporate goals approved by the Compensation Committee and the Board of Directors. The committee conducted this exercise in January of 2008 and it was determined that the company’s 2007 performance exceeded the approved corporate goals. In 2007, the company achieved several significant milestones and the year marked a turning point in the company’s history. Specifically, Alexion received its first product approval and launched in multiple territories in 2007. The U.S. Food and Drug Administration approved Alexion’s Biologics License Application for use of Soliris® (eculizumab) in paroxysmal nocturnal hemoglobinuria, or PNH, and the European Commission approved the company’s Marketing Authorization Application for use of Soliris in PNH in the European Union. Further, Alexion’s net product sales of Soliris during the full year ended December 31, 2007 was approximately $66.4 million, representing product revenues for the nine months since launch.

The committee also considered that Alexion’s one-year total shareholder return was almost 105%, and more importantly, its three-year total shareholder return was almost 62.5%, which in both cases was in the top three of the peer group of companies.

In January of 2008, the committee approved 2008 base salaries, annual cash incentive targets and long-term equity-incentive awards. In approving and awarding these components of compensation, the committee determined that the company exceeded its corporate goals, had a strong performance in 2007, and that the committee should seek to achieve total compensation for each executive at approximately the 50th percentile of the peer group for 2008.

Actual annual cash incentive awards for 2008 were approved in January 2009 and are discussed in more detail below.

Base Salary

Base salary represents a secure, fixed component of an executive’s compensation. Alexion’s philosophy regarding base salaries continues to be conservative. The company seeks to maintain salaries at approximately competitive industry average and at approximately the 50th percentile of the peer group. Determinations of base salary levels for our executives are established based on the position, the scope of responsibilities, and the prior relevant background, training and experience of each individual. Importantly, base salaries take into account an annual review of marketplace competitiveness with the peer group. We believe that base salaries for our executives are competitive in the industry and that the company’s base salary levels have contributed to our ability to successfully attract and retain highly talented executives.

In determining 2008 base salary, the Compensation Committee relied on the market comparisons provided by its compensation consultant. As with each other component of compensation, an executive’s base salary is evaluated together with other components of the executive’s compensation in the aggregate to ensure that the executive’s total compensation is in line with our overall compensation philosophy.

On an individual basis, 2008 annual increases in base salary reflect marketplace competitiveness levels, the industry’s annual competitive pay practices, an individual’s contributions to Alexion’s overall performance, and length of service. Utilizing the peer group data, 2007 base salary of all positions for which there was available and adequate data was evaluated and compared to Alexion’s base salaries during 2007. Dr. Bell’s 2007 base salary was determined to be 87% of the 50th percentile among CEOs of the peer group, or slightly below the market median. Overall, 2007 base salary for Alexion’s named executive officers was determined to be at 90% of the 50th percentile among similar positions within the peer group, or slightly below the market median.

In setting base salaries for 2008, the Compensation Committee determined that base salaries for all executives, including the named executive officers, should be within an acceptable market median range (+/- 15% of the median). In January 2008, the Compensation Committee approved increases of 18% for Dr. Leonard Bell, Alexion’s CEO, and 31%, 10%, 13% and 7.5%, for each of David W. Keiser, President and Chief Operating Officer, Dr. Stephen P. Squinto, Executive Vice President and Head of Research, Mr. Vikas Sinha, Senior Vice President and Chief Financial Officer, and Mr. Thomas I.H. Dubin, Senior Vice President and General Counsel, respectively. The Compensation Committee recognized that Alexion base salaries for its executives were below the market median, particularly for Dr. Bell, Mr. Keiser and Mr. Sinha, and increased salaries in consideration of the peer group data. In addition, the Board of Directors noted Dr. Bell’s and

Mr. Keiser’s significant contributions to the company’s success in 2007 and considered such contributions when approving each executive’s base salary. Further, the committee recognized not only Mr. Sinha’s below median salary, but also his strong performance during 2007.

Annual Incentive Bonuses

Annual cash incentive bonuses are designed to reward annual achievements and to be commensurate with each executive officers’ scope of responsibilities, demonstrated leadership, management abilities and effectiveness in their respective roles. The company seeks to award annual incentive bonuses at approximately competitive industry average and at approximately the 50th percentile of the peer group. Annual incentive bonuses are also intended to retain executives, to motivate executives to achieve short-term (annual) success, and to reward, in the short-term, significant contributions to the success of the company. While Alexion’s policy is to base a significant portion of its senior executives’ cash compensation on annual incentive bonuses, no senior executive of Alexion is guaranteed an annual incentive bonus. The Compensation Committee in its discretion may also increase or decrease an executive’s bonus payment based on an executive’s individual performance during a given year.

Payment of the annual incentive bonus first involves the approval of the executive’s target (a percentage of base salary), and second, a determination of the actual amount of the annual incentive bonus to be paid based on the company’s and the individual’s performance during the year, as well as other factors considered by the committee.

In January 2008, the Compensation Committee approved the annual cash incentive bonus targets for its executives, including the named executive officers. The committee believed that targets should be set in a manner consistent with the company’s compensation philosophy of paying for performance, and maintaining competitive compensation arrangements in order to retain and motivate highly talented individuals. The committee set targets at approximately the median of the peer group.

In January 2008, the committee established the following annual incentive bonus targets as a percentage of base salary for 2008: 70% for Dr. Bell, 55% for Mr. Keiser, 50% for each of Dr. Squinto and Mr. Sinha, and 45% for Mr. Dubin.

Actual annual cash incentive bonuses for 2008 were approved in January 2009 and paid in February 2009. In 2008, the committee retained Hewitt Associates LLC to advise it with respect to 2009 executive compensation matters, including payment of each executive’s 2008 annual incentive bonus.

At the end of 2008, the committee, together with Hewitt, reviewed the peer group that had been selected in the beginning of the year in order to determine base salaries and long-term equity incentive awards and to set annual cash incentive targets, and modified the group based on, as explained above under Peer Group Analysis, its evaluation of financial and other metrics, including market capitalization, revenue and employee count. Alexion’s market capitalization, revenues and employee count increased since the last review of the peer group was selected in the beginning of 2008. All of the companies in the newly selected peer group are commercial companies with reported revenues. Eight of the seventeen companies recorded revenues greater than $500 million during the evaluation period and median revenues for the peer group was approximately $465 million. In consultation with the company, the consultant assumed Alexion revenues of $300 million for the same period based on the company’s run rate at the time of analysis, which represented approximately 64% of the median.

The median market capitalization for the peer group was approximately $2.4 billion and Alexion’s market capitalization exceeded the median, approximately $3.05 billion. Hewitt collected its data from peer group proxy statements and from the Radford survey.

The peer group utilized by the committee and provided in consultation with Hewitt to assist in the determination of 2008 annual incentive bonuses included the following companies:

Alkermes, Inc.	Isis Pharmaceuticals, Inc.	United Therapeutics Corporation

Amylin Pharmaceuticals, Inc.	Medicis Pharmaceutical Corporation	Valeant Pharmaceuticals International

Celgene Corporation	OSI Pharmaceuticals, Inc.	Vertex Pharmaceuticals, Inc.

Cephalon, Inc.	Perrigo Company	Viropharma Inc.

Cubist Pharmaceuticals, Inc.	Regeneron Pharmaceuticals, Inc.	Warner Chilcott Ltd.

Genzyme Corporation	Sepracor Inc.

The awards of annual incentive bonuses are not based on a rigid mathematical formula. Rather, the Compensation Committee retains significant discretion in determining incentive bonuses to be paid based on many factors, including the individual’s target, the committee’s assessment of the company’s performance and the individual’s contribution to the company, the individual’s total compensation compared to individuals in similar positions at the peer group of companies, and other individual accomplishments. The Compensation Committee also takes into account the individual’s contributions in resolving unanticipated matters, general economic conditions, and any other factors the Compensation Committee deems relevant.

One element of the Compensation Committee’s evaluation of performance is a review of the achievement of the pre-determined annual corporate goals. The goals are intended to focus management’s priorities in the operation of the company but it is not intended to be the only element in the committee’s determination of incentive bonuses. Accordingly, the compensation of each executive officer is based in part on the objective assessment of the achievement of corporate goals and in part on the subjective assessment of factors the Compensation Committee determines to consider at the end of each year with respect to the contribution of each executive to the business of the company.

At the beginning of each calendar year, the Compensation Committee establishes annual corporate performance goals. Corporate goals are proposed by management, reviewed and approved by the committee and also approved by the Board of Directors on an annual basis. The committee considers and assigns a relative weight to appropriately focus efforts on corporate goals that are intended to enhance shareholder value. In January 2009, prior to approving 2008 incentive bonuses, the committee evaluated the company’s 2008 performance by assessing if, and the extent to which, the company achieved or failed to achieve the corporate goals approved by the Board of Directors for 2008. The committee conducted this exercise in January of 2009 and it was determined that the company’s 2008 performance exceeded the approved corporate goals.

The company’s corporate goals for 2008 and the level at which the compensation committee determined they were achieved are as follows:

	Corporate Goal	Relative Weight	2008 Achievement
(1)	Specific revenue targets in the U.S. and the E.U.; specific targets for the number of patients treated with Soliris in the U.S. and the E.U.; targets for global expansion of commercial sales of Soliris in specific number of countries; initiate market authorization process in a specific large market plus a specific number of other countries.	50	125%

(2)	Limit operating expenses to a budgeted target and achieve a target pre-tax profit.	20	150%

(3)	Expand number of indications for eculizumab, initiate clinical development for CD200 monoclonal antibody and in-license of new product candidates.	15	130%

(4)	Reduce manufacturing risk and secure a cost-effective supply chain; progress in validation and approval of Rhode Island manufacturing facility; certify additional vendors.	10	100%

(5)	Evaluate and implement systems and processes to support expanding global operations and organizational growth; complete organizational development, talent development and succession plan.	5	100%

	Totals:	100	127%

In order to better focus the Company’s priorities, corporate goals are typically set by the Compensation Committee at a level that is achievable only as a result of superior performance (i.e., stretch goals). The Compensation Committee takes this factor into account in determining annual incentive bonuses.

To optimize achievement of corporate goals, individual goals are set in support of annual corporate goals. Individual goals for 2008 overlapped with our corporate goals for 2008 and consisted of subgoals designed to achieve our corporate goals.

•	Dr. Bell’s individual goals were identical to the company’s corporate goals and Dr. Bell’s performance for 2008 was evaluated against achievement of the corporate goals.

•

Mr. Keiser’s individual goals were as follows: achieve specific revenue targets in the E.U. and U.S. commercial operations; reduce manufacturing risk; and secure regulatory compliance. Mr. Keiser’s goals and responsibilities were designed primarily to support the achievement of corporate goals (1) and (4) above.

•

Dr. Squinto’s individual goals were as follows: expand EXPLORE studies; support Japan submissions and registration; assess new indications for eculizumab; and initiate clinical trials. Dr. Squinto’s goals and responsibilities were designed primarily to support the achievement of corporate goals (1) and (3) above.

•

Mr. Dubin’s individual goals were as follows: defend third party litigations; support business development initiatives and conduct intellectual property due diligence; monitor state and federal compliance metrics; support international legal needs; and manage human resources initiatives and operations. Mr. Dubin’s goals and responsibilities were designed primarily to support the achievement of corporate goals (5) above.

•

Mr. Sinha’s individual goals were as follows: monitor and manage expenses; monitor sales variance reports; conduct quarterly regional business reviews; manage currency risk; support pricing strategy and international structure; and manage IT initiatives and operations. Mr. Sinha’s goals and responsibilities were designed primarily to support the achievement of corporate goals (2) and (5) above.

Prior to the committee meeting, Dr. Bell reviewed in detail the performance of each named executive officer, excluding himself, and considered such individual’s contributions to the company’s success in 2008. Unlike the corporate goals, the committee did not assign a relative weight to 2008 individual goals described above and did not conduct a numerical assessment of achievement.

Dr. Bell’s recommendations were primarily driven by the following two considerations:

•

2008 was an exceptional year for Alexion, and each executive, including the named executive officers, contributed to the company’s 2008 success. Individual objectives were designed to specifically support the corporate objectives and the company exceeded 2008 objectives, which supports the conclusion that each executive made important contributions to the company’s 2008 success.

•

Consistent with the company’s compensation philosophy (including and most importantly, to pay for performance), and because of the company’s success in 2008, each executive’s annual incentive bonus should be at or near the median based on the most recent peer group.

With respect to Mr. Dubin, Dr. Bell recommended an annual incentive bonus that exceeded the median, approximately 75% of the peer group. Dr. Bell believed it was important to recognize and reward Mr. Dubin’s leadership in contributing to the long-term value of the company through resolving three intellectual property matters during 2008.

In making his recommendations, Dr. Bell worked closely with members of the Compensation Committee, as well as the company’s compensation consultant and limited support from staff and other members of management.

The Compensation Committee discussed Dr. Bell’s recommendations for the named executive officers and determined that annual cash incentive decisions for the named executive officers, including Dr. Bell, the CEO, should be consistent with the company’s compensation philosophy and determined based primarily in consideration of the following – first, the committee’s and Board’s assessment of the company’s 2008 performance and recognition of the company’s achievements in 2008, and second, that due to the company’s successful performance, annual cash incentives should be set at least at or near the median of the peer group.

During discussions regarding the 2008 annual incentive bonus for the company’s executives, the committee subjectively considered and noted the following factors in assessing the company’s 2008 performance:

Achievement of Alexion’s 2008 corporate objectives. The Compensation Committee determined that the company exceeded its corporate objective targets for 2008.

Strong financial results. During Alexion’s first full year of Soliris commercialization, the company exceeded revenue targets and achieved profitability for the year, its first full year of profitability.

Increase in shareholder value. The committee reviewed the company’s three year annualized shareholder return against the peer group and recognized that Alexion’s shareholder return was significantly higher than every company in Alexion’s peer group, which demonstrates the company’s success in returning long-term shareholder value.

Resolution of matters not anticipated under corporate objectives. The company, under the leadership of its executives, identified, addressed, managed and favorably resolved several important matters not originally anticipated or covered under the 2008 corporate objectives, including what the company views as favorable resolution of legal matters, further development of European plans, and positive conclusion of Soliris reimbursement discussions in the United Kingdom.

Success during difficult economic conditions. The Company’s strong performance and the foregoing factors were considered in light of uncertain and volatile market conditions, difficult credit markets and a contracted global economy.

The company’s executives should be compensated at or near the median of executives at the peer group. After review of the market data, executive compensation, including for the named executive officers, was below the peer group median and was increased to achieve total compensation at or near the median.

The Compensation Committee originally set 2008 incentive bonus targets in January 2008. Based on an analysis of the 2008 peer group data in January 2009, the committee concluded that actual incentive bonuses paid in the previous year (in January 2008 with respect to 2007 performance) were significantly below the median and that 2008 incentive bonuses should be increased to more appropriately reflect the peer group median, particularly in light of the company’s 2008 performance. Actual incentive bonuses paid to Alexion’s executives in 2008 (with respect to 2007 performance) based on the peer group were below the median—33% below the median with respect to the proxy data and 25% below the median with respect to the Radford data. In determining incentive bonuses for 2008, the committee believed it was important that incentive bonuses be commensurate with the market median.

In January 2008, the committee established the following annual incentive bonus targets for 2008: 70% for Dr. Bell, 55% for Mr. Keiser, and 50% for each of Dr. Squinto and Mr. Sinha, and 45% for Mr. Dubin. Dr. Bell, Mr. Keiser, Dr. Squinto, Mr. Sinha and Mr. Dubin received annual incentive bonuses in February 2009 with respect to 2008 performance of $750,000, $184,000, $240,000, $242,000, and $315,000, respectively, representing 120%, 45%, 69%, 69% and 105% of base salary, respectively.

The Compensation Committee determined that annual incentive bonuses paid for 2008, which exceeded targets except for Mr. Keiser, were fair, reasonable and appropriate based on the factors described above. Mr. Keiser announced his retirement as President and Chief Operating Officer in November 2008. The actual incentive bonuses paid to Dr. Bell, Dr. Squinto and Mr. Sinha were each below the median of the 2008 peer group, although they exceeded the targets set in January 2008.

Mr. Dubin’s actual 2008 incentive bonus exceeded the target and the median and was slightly below the 75th percentile. The committee considered this award an extraordinary case and concluded that the award was warranted and appropriate in consideration of Mr. Dubin’s contribution to the long-term value of the company through the resolution of certain intellectual property matters in 2008.

Long-Term Incentive Awards

The Compensation Committee believes that one important goal of the executive compensation program should be to provide executives and key employees who have significant responsibility for the management, growth and future success of Alexion with an opportunity to increase their ownership and potentially gain financially from Alexion’s stock price increases. This approach ensures that the best interests of the stockholders, executives and employees will be closely aligned.

The company utilizes three types of equity awards: stock options, restricted stock and restricted stock units. Executive officers and other employees of Alexion and its subsidiaries are granted from time to time stock options, giving them a right to purchase shares of Alexion’s common stock at a specified price in the future, and restricted stock and restricted stock units, entitling them to receive shares of Alexion’s common stock after predetermined periods of service to Alexion and/or after achievement of predetermined milestone events for Alexion. The company does not typically award performance based equity incentives. The last performance-based award was granted to several employees in April 2006 and was achieved in March 2007 upon approval of the company’s biologics marketing application by the FDA for Soliris. Further, to date, restricted stock units have been awarded only to employees outside the U.S. and we expect this practice to continue.

The committee also reviews and approves equity incentive grant guidelines for all positions and levels throughout the global organization other than executives. The guidelines are established through collaboration with a compensation consultant to ensure that Alexion’s grant practices are competitive in the marketplace. We ask the consultant to provide market data by position and level and by geographic region and we work with the consultant to establish guidelines that we believe enables us to attract, retain and motivate employees. In establishing the guidelines in 2008, the company assessed its grant practices and determined that grant levels should be reduced from prior years in order to reduce the plan burn rate as well as the cost of the plan, each in proportion to the company’s growth in both employee headcount and market capitalization. The company believes that the guidelines adopted in 2008 accomplished these objectives.

The grant of options and stock awards to executives is based primarily on an executive’s or an employee’s contribution and potential contribution to Alexion’s growth and financial results. In determining the size of option and stock grants, the Compensation Committee considers the number of options, shares of restricted stock and restricted stock units previously granted and currently outstanding, the cost to the Company of previously granted and proposed awards, the value of such proposed awards to the recipients, the individual’s level of responsibility within the company, and the peer group data. As is the case when the amount of base salary and annual cash incentive is determined, when granting options and stock awards, a review of all of the executive’s compensation is conducted to ensure that an executive’s total compensation conforms to our overall philosophy and objectives.

Options are granted with an exercise price equal to the fair market value of Alexion’s common stock on the date of grant and, accordingly, will only have value if Alexion’s stock price increases. Generally, grants of options and restricted stock awards vest over four years and the individual must be employed by Alexion as an employee or consultant for such options and restricted stock to vest. The Compensation Committee believes that conditioning these awards on employment also serves as a valuable retention tool.

In January 2008, the compensation consultant advised that the expected value of long-term incentive awards for all Alexion executives as a group, including the named executive officers, in 2007 was found to be between the market median and the 75th percentile of the peer group. The grant levels reflect, among other things, the committee’s recognition of several achievements during the prior year. With the understanding that the value of stock options is based on future stock price performance, we base option grants and restricted stock awards on levels of expected value for long-term incentive grants among our peer group. In 2007 and consistent with the practice of prior years, each executive received his or her annual long-term incentive award in two installments, with the first grant in January 2007 and the second grant in July 2007. In considering the expected value of awards for 2008 and the grant levels, the committee considered that Alexion’s stock price increased since the July 2007 grant by almost 50%.

Long-term incentive awards are intended to provide equity ownership opportunities to the company’s executives and to more closely align the interests of the executives with the long-term interests of the company’s stockholders. In addition, in order to determine grant levels to accomplish this alignment and in consideration of the company’s performance, the committee believed that it was appropriate to set 2008 grant levels, similar to 2007, at approximately the 75th percentile.

Long-term incentive awards were granted to executives (and other employees) in January of 2008. The Compensation Committee utilized the Radford Survey and proxy information provided by the compensation consultant to evaluate long-term incentive compensation.

In January 2008, the Compensation Committee approved long-term equity incentive awards to Dr. Bell, Mr. Keiser, Dr. Squinto, Mr. Sinha and Mr. Dubin in the amounts set forth in the table under the heading “Grants of Plan-Based Awards.”

Termination Based Compensation

Upon termination of employment, our executive officers may be entitled to receive severance payments under their employment agreements. In determining whether to approve and setting the terms of such severance arrangements, the Compensation Committee recognizes that executives, especially highly ranked executives, often face challenges securing new employment following termination. In addition, the Compensation Committee believes that severance provisions serve the important function of defining the relative obligations of the Company and our named executives, including obtaining protection against competition and solicitation. Severance and change of control protections also assist in retaining high quality executives and in keeping them focused on their responsibilities during any period in which a change of control may be contemplated or pending. For details on the severance payments our executives are entitled to, please refer to the section entitled “Potential Payments Upon Termination or Change of Control” in the proxy statement.

Personal Benefits

Except for our President of Alexion Europe SAS, for whom we provide a car allowance, we do not provide our executive officers with perquisites, such as permanent lodging, cars or defraying the cost of personal entertainment or family travel.

Section 162(m) Policy

Under Section 162(m) of the Internal Revenue Code, publicly held corporations may be prohibited from deducting as an expense for federal income tax purposes total compensation in excess of $1 million paid to certain executive officers in a single year. However, Section 162(m) provides an exception for certain qualifying “performance-based” compensation and we have structured our stock option grants in a manner that is intended to qualify them as “performance-based” compensation under Section 162(m). Although the Compensation Committee considers the net cost to Alexion in making all compensation decisions (including, for this purpose, the potential limitation on deductibility of executive compensation), we have in the past and may in the future award compensation that is not fully deductible under Section 162(m) in order to ensure competitive levels of total compensation for our executive officers or when we otherwise view such compensation as consistent with our compensation policies.

Conclusion

Compensation decisions for 2008 were primarily driven by the committee’s and Board’s recognition of the company’s strong performance, and a determination to compensate its executives, in light of such success, at or near the median of the company’s peer group. Our compensation policies are designed to retain and motivate our senior executive officers and to ultimately reward them for outstanding individual and corporate performance.

SUMMARY COMPENSATION TABLE

The following table shows the compensation paid or accrued during the year ended December 31, 2008 to (1) our Chief Executive Officer, (2) our Chief Financial Officer and (3) our three most highly compensated executive officers, other than our Chief Executive Officer and Chief Financial Officer.

Name and Principal Position	Period Ended	Salary	Non-Equity Incentive Plan Compensation(1)	Bonus(2)	Stock Awards(3)	Option Awards(3)	Other Compensation(4)	Total
Leonard Bell, M.D.	12/31/2008	$622,752	$750,000	$—	$528,557	$2,028,842	$9,200	$3,939,351
Chief Executive Officer, Secretary and Treasurer	12/31/2007	527,437	500,000	210,000	350,180	1,075,600	9,000	2,672,217
	12/31/2006	502,000	461,333	140,000	167,462	696,756	6,437	1,973,988

David W. Keiser(5)	12/31/2008	399,538	184,000	—	270,698	915,222	9,200	1,778,658
President and Chief Operating Officer	12/31/2007	379,348	250,000	42,000	172,451	446,715	9,000	1,299,514
	12/31/2006	339,082	233,542	28,000	69,170	305,886	7,323	983,003

Stephen P. Squinto, Ph.D.	12/31/2008	335,240	240,000	—	183,511	748,674	9,200	1,516,625
Executive Vice President and Head of Research	12/31/2007	304,979	175,716	54,000	129,740	463,927	9,000	1,137,362
	12/31/2006	294,577	160,113	36,000	63,162	281,602	6,754	842,208

Vikas Sinha, M.B.A., C.A.	12/31/2008	349,370	242,000	—	330,857	1,141,507	9,200	2,072,933
Senior Vice President and Chief Financial Officer	12/31/2007	309,665	173,910	42,000	250,668	697,011	9,000	1,482,254
	12/31/2006	285,052	148,890	28,000	177,531	451,845	6,064	1,097,382

Thomas I.H. Dubin, J.D.	12/31/2008	299,507	315,000	—	205,174	598,411	9,200	1,427,293
Senior Vice President and General Counsel	12/31/2007	278,576	136,930	42,000	151,645	391,881	9,000	1,010,032
	12/31/2006	269,075	136,197	28,000	111,206	227,238	6,300	778,016

(1)	This column represents the annual incentive bonus earned by the named executive officer for services performed in 2006, 2007 and 2008. The 2006 annual incentive bonus was paid in September 2006 and January 2007. The 2007 and 2008 annual incentive bonus was paid in January 2008 and February 2009, respectively.
(2)	This column represents the special bonus award earned by the named executive officer under a special bonus program adopted by the Compensation Committee in 2006 to incentivize certain executives and employees to work towards obtaining regulatory approvals for Soliris and to help retain such individuals through initial commercialization stages for Soliris.
(3)	This column represents the dollar amount recognized for financial statement reporting purposes for fiscal 2006, 2007 and 2008, as applicable, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. See Note 1 and Note 13 to our audited consolidated financial statements in our Annual Reports on Form 10-K for the year ended December 31, 2008 for details as to the assumptions used to determine the fair value of the awards. See also our discussions of share-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates.”
(4)	Represents Alexion’s matching contribution pursuant to its 401(k) defined contribution plan.
(5)	Mr. Keiser retired as the company’s President and Chief Operating Officer as of December 31, 2008.

GRANTS OF PLAN-BASED AWARDS

The following table shows information regarding grants of equity awards during the fiscal year ended December 31, 2008 held by the executive officers named in the Summary Compensation Table. The information presented below reflects the two for one stock split effected by the company on August 22, 2008.

		Estimated Possible Payouts Under Non- Equity Incentive Plan Awards(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Grant Date Fair Value of Stock and Option Awards(2)
Name	Grant Date	Target ($)
Leonard Bell, M.D.	1/9/2008	$437,500	20,000	170,000	$4,604,323

David W. Keiser	1/9/2008	$220,000	11,000	80,000	$2,222,797

Stephen P. Squinto, Ph.D.	1/9/2008	$175,000	6,000	50,000	$1,358,365

Vikas Sinha, M.B.A., C.A.	1/9/2008	$175,000	9,000	60,000	$1,693,569

Thomas I.H. Dubin, J.D.	1/9/2008	$135,000	6,000	40,000	$1,129,046

(1)	This column represents the target annual incentive bonus approved by the Compensation Committee for each named executive officer in January 2008 multiplied by such individual’s base salary. See “Annual Incentive Bonuses” in the Compensation Discussion and Analysis. Actual amounts paid to executive officers are included in the “Non-Equity Incentive Plan Compensation” column under the “Summary Compensation Table” above.
(2)	This column represents the grant date fair value of stock option awards and stock awards granted in 2008 calculated in accordance with SFAS 123(R). See Note 1 and 13 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008 for details as to the assumptions used to determine the fair value of the awards.

Fiscal Year 2008 Equity Awards

All of the stock option and restricted stock awards disclosed in the Grants of Plan-Based Awards table were issued under our Amended and Restated 2004 Incentive Plan, or 2004 Incentive Plan. All options were granted with an exercise price per share equal to the fair market value of our common stock on the date of grant, as determined by our Board of Directors in accordance with the terms of the 2004 Incentive Plan. Subject to the terms of our 2004 Incentive Plan and the option agreements issued in connection with these grants, all options granted in 2008, including those granted to Dr. Bell, Mr. Keiser., Dr, Squinto, Mr. Sinha, and Mr. Dubin vest in sixteen quarterly installments over four years. Restricted stock awards granted on January 9, 2008 vest over a four-year period, with 50% vesting on the second anniversary of the date of grant and 12.5% vesting every six months for two years thereafter.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows grants of stock options and grants of unvested stock awards outstanding on December 31, 2008, the last day of our fiscal year, to each of the executive officers named in the Summary Compensation Table. The information presented below reflects the two for one stock split effected by the company on August 22, 2008.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Granted (#) Exercisable	Number of Securities Underlying Unexercised Options Granted (#) Unexercisable		Options Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Leonard Bell, M.D.	07/27/99	80,000	—		$4.75	07/27/09	—		—
	07/31/00	200,000	—		$32.25	07/31/10	—		—
	06/14/01	150,000	—		$10.50	06/14/11	—		—
	03/15/02	49,710	—		$12.07	03/15/12	—		—
	03/04/03	40,000	—		$5.37	03/04/13	—		—
	09/23/03	40,000	—		$8.84	09/23/13	—		—
	02/24/04	34,000	—		$11.65	02/24/14	—		—
	09/08/04	40,000	—		$8.05	09/08/04	—		—
	03/09/05	45,000	—		$10.19	03/09/15	2,814	(3)	101,839
	09/21/05	45,000	—		$13.79	09/21/15	—		—
	01/09/06	44,915	4,085	(2)	$10.36	01/09/16	8,438	(3)	305,371
	04/07/06	—	—		$—	—	20,176	(4)	730,169
	06/07/06	30,624	18,376	(5)	$16.35	06/07/16	—		—
	01/15/07	37,186	47,814	(5)	$20.58	01/15/17	24,000	(3)	868,560
	07/11/07	26,562	58,438	(5)	$23.83	07/11/17	—		—
	01/09/08	31,874	138,126	(5)	$35.30	01/09/18	20,000	(3)	723,800

		Option Awards					Stock Awards
Name		Number of Securities Underlying Unexercised Options Granted (#) Exercisable	Number of Securities Underlying Unexercised Options Granted (#) Unexercisable		Options Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
David W. Keiser	07/31/00	60,000	—		$32.25	07/31/10	—		—
	06/14/01	37,118	—		$10.50	06/14/11	—		—
	02/24/04	20,000	—		$11.65	02/24/14	—		—
	09/08/04	4,632	—		$8.05	09/08/14	—		—
	03/09/05	4,000	1,000	(5)	$10.19	03/09/15	1,000	(3)	36,190
	09/21/05	13,000	3,000	(5)	$13.79	09/21/15	—		—
	01/09/06	5,000	6,250	(5)	$10.36	01/09/16	3,000	(3)	108,570
	04/07/06	—	—		$—	—	10,818	(4)	391,503
	06/07/06	15,000	9,000	(5)	$16.35	06/07/16	—		—
	01/15/07	17,500	22,500	(5)	$20.58	01/15/17	14,000	(3)	506,660
	07/11/07	12,500	27,500	(5)	$23.83	07/11/17	—		—
	01/09/08	15,000	65,000	(5)	$35.30	01/09/18	11,000	(3)	398,090
	01/09/08	—	—		$—	01/09/18	—		—
	01/09/08	—	—		$—	01/09/18	—		—
	01/09/08	—	—		$—	01/09/18	—		—

		Option Awards					Stock Awards
Name		Number of Securities Underlying Unexercised Options Granted (#) Exercisable	Number of Securities Underlying Unexercised Options Granted (#) Unexercisable		Options Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Stephen P. Squinto	07/31/00	40,000	—		$32.25	07/31/10	—		—
	02/24/04	7,416	—		$11.65	02/24/14	—		—
	09/08/04	3,000	—		$8.05	09/08/14	—		—
	03/09/05	11,000	1,000	(5)	$10.19	03/09/15	1,000	(3)	36,190
	09/21/05	13,000	3,000	(5)	$13.79	09/21/15	—		—
	01/09/06	13,750	6,250	(5)	$10.36	01/09/16	3,000	(3)	108,570
	04/07/06	—	—		$—	—	8,544	(4)	309,207
	06/07/06	15,000	9,000	(5)	$16.35	06/07/16	—		—
	01/15/07	12,686	16,314	(5)	$20.58	01/15/17	8,000	(3)	289,520
	07/11/07	9,062	19,938	(5)	$23.83	07/11/17	—		—
	01/09/08	9,374	40,626	(5)	$35.30	01/09/18	6,000	(3)	217,140

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Granted (#) Exercisable	Number of Securities Underlying Unexercised Options Granted (#) Unexercisable		Options Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Vikas Sinha, M.B.A., C.A.	9/21/2005	118,124	31,876	(5)	$13.79	9/21/2015	10,000	(3)	$361,900
	01/09/06	13,750	6,250	(5)	$10.36	01/09/16	3,000	(3)	108,570
	04/07/06	—	—		$—	—	7,412	(4)	268,240
	06/07/06	15,000	9,000	(5)	$16.35	06/07/16	—		—
	01/15/07	15,750	20,250	(5)	$20.58	01/15/17	10,000	(3)	361,900
	07/11/07	11,250	24,750	(5)	$23.83	07/11/17	—		—
	01/09/08	11,250	48,750	(5)	$35.30	01/09/18	9,000	(3)	325,710

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Granted (#) Exercisable	Number of Securities Underlying Unexercised Options Granted (#) Unexercisable		Options Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Thomas I.H. Dubin, J.D.	02/09/01	90,000	—		$17.69	02/09/11	—		$—
	06/14/01	52,000	—		$10.50	06/14/11	—		—
	02/24/04	20,000	—		$11.65	02/24/14	—		—
	09/08/04	20,000	—		$8.05	09/08/14	—		—
	03/09/05	31,250	750	(5)	$10.19	03/09/15	3,250	(3)	117,618
	09/21/05	9,750	2,250	(5)	$13.79	09/21/15	—		—
	01/09/06	11,000	5,000	(5)	$10.36	01/09/16	2,250	(3)	81,428
	04/07/06	—	—		$—	04/07/16	7,024	(4)	254,199
	06/07/06	12,500	7,500	(5)	$16.35	06/07/16	—		—
	01/15/07	10,936	14,064	(5)	$20.58	01/15/17	6,000	(3)	217,140
	07/11/07	7,812	17,188	(5)	$23.83	07/11/17	—		—
	01/09/08	7,500	32,500	(5)	$35.30	01/09/18	6,000	(3)	217,140

(1)	The market value of the stock awards is determined by multiplying the number of shares times $36.19, which represents the closing price of the Company’s common stock per share quoted on The Nasdaq Stock Market, LLC on December 31, 2008.
(2)	These options vest in 12 quarterly installments over three years commencing on the date of grant. The options expire ten years from date of grant. The vested portion of this option grant is shown in the column directly to the left which shows the portion of the option which is currently exercisable.
(3)	Restricted stock granted to the named executive officers vests over a four-year period, with 50% vesting on the second anniversary of the date of grant and 12.5% vesting every six months for two years thereafter.
(4)	Restricted stock granted to the named executive officers fully vested on March 16, 2009, two years after approval date of our BLA for Soliris.
(5)	These options vest in 16 quarterly installments over four years commencing on the date of grant. The options expire ten years from date of grant. The vested portion of this option grant is shown in the column directly to the left which shows the portion of the option which is currently exercisable.

OPTION EXERCISES AND STOCK VESTED

The following table shows exercises of stock options and restricted stock for the year ended December 31, 2008, for each of the executive officers named in the Summary Compensation Table. The information presented below reflects the two for one stock split effected by the company on August 22, 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)
Leonard Bell, M.D.	72,000	$2,183,930	19,686	$696,687
David W. Keiser	200,000	$5,947,271	7,000	$247,730
Stephen P. Squinto, Ph.D.	71,654	$1,873,404	7,000	$247,730
Vikas Sinha, M.B.A., C.A.	20,000	$647,074	15,000	$528,110
Thomas I.H. Dubin, J.D.	—	$—	10,250	$357,598

(1)	Amounts reflect the difference between the exercise price of the option and the market price at the time of the exercise
(2)	Amounts reflect the aggregate dollar amount realized upon vesting by multiplying the number of shares of stock vested by the market value of the underlying shares on the vesting date.

Pension Benefits

We do not sponsor or maintain any qualified or non-qualified defined benefits plans.

Nonqualified Deferred Compensation

We do not sponsor or maintain any non-qualified defined contribution plans or other deferred compensation plans that apply to our named executive officers.

Potential Payments Upon Termination or Change of Control

We have entered into certain agreements and maintain certain plans that may require us to make certain payments and/or provide certain benefits to the executive officers named in the Summary Compensation Table in the event of a termination of employment or a change of control. See “—Employment Agreements” below for a description of the severance and change in control arrangements for Dr. Bell, Mr. Keiser, Dr. Squinto, Mr. Sinha and Mr. Dubin. All five executive officers would only be eligible to receive severance payments if each officer signed a general release of claims. The following tables summarize the potential payments to each named executive officer assuming that one of the events described in the table occurred. The tables assume that the relevant event occurred on December 31, 2008 and, in calculating the amounts due to the executive in connection with such event, use the closing price of a share of our common stock, $36.19, on such date. However, the executive’s employment was not terminated on December 31, 2008 under such agreement and a change in control did not occur on that date. There can be no assurance that a termination of employment, a change in control or both would produce the same or similar results as those set forth below if either or both of them occur on any other date or at any other price, or if any other assumption used in calculating the benefits set forth below is not correct in fact.

For purposes of the following tables, involuntary termination means a termination without cause, constructive termination, or good reason termination, or non-renewal, as those terms are defined below.

	Cash Severance Payments		Acceleration of time-vesting Equity Awards(1)	Health and Welfare		Excise Tax Gross Up(2)	Total Termination Benefits
Leonard Bell, M.D.
• Death	$154,110	(3)	$4,792,367	$30,882	(4)	$—	$4,977,358
• Disability	—	(5)	$4,792,367	15,441	(6)	—	$4,807,808
• Change in Control	—		$4,792,367	—		—	$4,792,367
• Involuntary termination	2,561,333	(7)	$4,792,367	24,297	(8)	—	$7,377,997
• Involuntary termination after a change in control	3,842,000	(9)	$4,792,367	36,442	(10)	—	$8,670,809

	Cash Severance Payments		Acceleration of time-vesting Equity Awards(1)	Health and Welfare		Excise Tax Gross Up(2)	Total Termination Benefits
David Keiser
• Death	$98,630	(3)	$2,623,623	$24,672	(4)	$—	$2,746,926
• Disability	—	(5)	$2,623,623	12,336	(6)	—	$2,635,959
• Change in Control	—		$2,623,623	—		—	$2,623,623
• Involuntary termination	676,771	(11)	$2,623,623	14,192	(12)	—	$3,314,586
• Involuntary termination after a change in control	1,353,542	(13)	$2,623,623	20,157	(14)	—	$3,997,323

	Cash Severance Payments		Acceleration of time-vesting Equity Awards(1)	Health and Welfare		Excise Tax Gross Up(2)	Total Termination Benefits
Stephen P. Squinto, Ph.D.
• Death	$86,301	(3)	$1,931,362	$32,241	(4)	$—	$2,049,904
• Disability	—	(5)	$1,931,362	16,121	(6)	—	$1,947,482
• Change in Control	—		$1,931,362	—		—	$1,931,362
• Involuntary termination	562,915	(11)	$1,931,362	17,977	(12)	—	$2,512,253
• Involuntary termination after a change in control	1,125,829	(13)	$1,931,362	25,203	(14)	—	$3,082,394

	Cash Severance Payments		Acceleration of time-vesting Equity Awards(1)	Health and Welfare		Excise Tax Gross Up(2)	Total Termination Benefits
Vikas Sinha, M.B.A., C.A.
• Death	$86,375	(3)	$3,146,085	$31,653	(4)	$—	$3,264,114
• Disability	—	(5)	$3,146,085	15,827	(6)	—	$3,161,912
• Change in Control	—		$3,146,085	—		—	$3,146,085
• Involuntary termination	410,025	(15)	$3,146,085	17,219	(16)	—	$3,573,329
• Involuntary termination after a change in control	820,050	(17)	$3,146,085	18,610	(18)	—	$3,984,745

	Cash Severance Payments		Acceleration of time-vesting Equity Awards(1)	Health and Welfare		Excise Tax Gross Up(2)	Total Termination Benefits
Thomas I.H. Dubin, J.D.
• Death	$73,973	(3)	$1,696,514	$31,653	(4)	$—	$1,802,140
• Disability	—	(5)	$1,696,514	15,827	(6)	—	$1,712,341
• Change in Control	—		$1,696,514	—		—	$1,696,514
• Involuntary termination	353,673	(15)	$1,696,514	17,219	(16)	—	$2,067,405
• Involuntary termination after a change in control	707,345	(17)	$1,696,514	18,610	(18)	—	$2,422,469

(1)	Represents the value associated with cashing out all stock options and restricted stock that accelerate as a result of the event described in the table, based on a stock price of $36.19, which was the closing price of the Company’s common stock on December 31, 2008. Awards were valued based on the number of shares associated with each accelerated award multiplied by the difference between $36.19 and the exercise price related to such award (if any).
(2)	Based on the assumptions described above, and assuming that all outstanding awards are cashed out in connection with the applicable event and valued based on a price per share equal to $36.19, no amounts payable to an executive officer would have been subject to the so-called golden parachute excise tax and, as such, no executive officer would have been entitled to an excise tax gross-up.
(3)	Represents 90 days of base salary as in effect on December 31, 2008. The executive is also entitled to receive a pro rata bonus for the year of termination, the amount of which is not included in the table because the full 2008 bonus had been earned by the executive on December 31, 2008 without reference to the termination.
(4)	Represents the cost of the Company’s continuation of COBRA premiums for 36 months.
(5)	The executive is entitled to receive a pro rata bonus for the year of termination, the amount of which is not included in the table because the full 2008 bonus had been earned by the executive on December 31, 2008 without reference to the termination.
(6)	Represents the cost of the Company’s continuation of COBRA premiums for 18 months.
(7)	Represents two times the sum of (i) annual base salary in effect on December 31, 2008 and (ii) the average of the incentive bonuses earned by the executive in 2006 and 2007.
(8)	Represents the value of continued health and welfare benefits for two years, based on the total 2008 premiums paid by the Company for medical, dental, life, short-term disability, long-term disability and accidental death and dismemberment insurance.
(9)	Represents three times the sum of (i) annual base salary in effect on December 31, 2008 and (ii) the average of the incentive bonuses earned by the executive in 2006 and 2007.
(10)	Represents the value of continued health and welfare benefits for three years, based on the total 2008 premiums paid by the Company for medical, dental, life, short-term disability, long-term disability and accidental death and dismemberment insurance.
(11)	Represents the sum of (i) annual base salary in effect on December 31, 2008 and (ii) the average of the incentive bonuses earned by the executive in 2006 and 2007.
(12)	Represents the value of continued health benefits for 18 months (the maximum period permitted by COBRA) and welfare benefits for one year, based on the total 2008 premiums paid by the Company for medical, dental, life, short-term disability, long-term disability and accidental death and dismemberment insurance.

(13)	Represents two times the sum of (i) annual base salary in effect on December 31, 2008 and (ii) the average of the incentive bonuses earned by the executive in 2006 and 2007.
(14)	Represents the value of continued health and welfare benefits for two years, based on the total 2008 premiums paid by the Company for medical, dental, life, short-term disability, long-term disability and accidental death and dismemberment insurance.
(15)	Represents 0.75 times the sum of (i) annual base salary in effect on December 31, 2008 and (ii) the average of the incentive bonuses earned by the executive in 2006 and 2007.
(16)	Represents the value of continued health benefits for 18 months (the maximum period permitted by COBRA) and welfare benefits for nine months, based on the total 2008 premiums paid by the Company for medical, dental, life, short-term disability, long-term disability and accidental death and dismemberment insurance.
(17)	Represents 1.5 times the sum of (i) annual base salary in effect on December 31, 2008 and (ii) the average of the incentive bonuses earned by the executive in 2006 and 2007.
(18)	Represents the value of continued health and welfare benefits for 1.5 years, based on the total 2008 premiums paid by the company for medical, dental, life, short-term disability, long-term disability and accidental death and dismemberment insurance.

Under the employment agreements with each of the named executive officers, cause means (1) such executive’s indictment for, or conviction of, a felony or other crime involving moral turpitude, or any crime or serious offense involving money or other property which constitutes a felony in the jurisdiction involved, (2) such executive’s willful and continual neglect or failure to discharge duties (including fiduciary duties), responsibilities and obligations with respect to the company; provided such neglect or failure remains uncured for a period of 30 days after written notice to the employee; provided that isolated and insubstantial neglect or failures shall not constitute cause; (3) the executive’s violation of any of the non-competition provisions of the executive’s employment agreement or the executive’s breach of any confidentiality provisions contained in the executive’s non-competition and confidentiality agreement, or (4) any act of fraud or embezzlement by the executive involving the company or any of its affiliates. With respect to Dr. Bell and Mr. Keiser, all determinations of cause shall be made by the Board of Directors, and shall require at least a two-thirds vote of the entire Board of Directors, excluding the participation of Dr. Bell or Mr. Keiser, as appropriate.

Under the employment agreements with each of the named executive officers, constructive termination is defined as a termination by executive in the event of: (1) a material breach of the terms of their respective agreements by Alexion and such breach continues uncured for 30 days after written notice or 10 days if such breach is for the payment of money; (2) loss of any material duties or authority of the executive, and such loss continues for 30 days after written notice; (3) a relocation of the executive’s place of employment to a location beyond a 25-mile radius of such location; (4) Alexion makes a general assignment for benefit of creditors; or any proceeding shall be instituted by Alexion seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, or reorganization; an involuntary petition is filed or an action or proceeding otherwise commenced against Alexion seeking reorganization, arrangement or readjustment of Alexion’s debts and remains undismissed or unstayed for a period of 30 days; a receiver, assignee, liquidator, trustee or similar officer for Alexion or for all or any part of its property shall be appointed involuntarily; or (5) a material breach by Alexion of any other material agreement with the executive and such breach continues uncured for 30 days after written notice or ten days if such breach is for the payment of money. In addition, for purposes of Dr. Bell’s employment agreement constructive termination shall also exist if a breach is uncured for 30 days following a written notice that (1) the executive is not continuously nominated to the Board of Directors and Chief Executive Officer of Alexion during the term of the employment agreement; (2) the Chief Executive Officer is not the highest ranking officer of Alexion with the power to appoint and remove all other employees of Alexion; or (3) any senior executive officer is retained by Alexion, or an offer is made to pay compensation to any senior executive of Alexion, that in either case is unacceptable to Dr. Bell, in his reasonable judgment.

Under the employment agreements with each of the named executive officers, non-renewal means the company’s decision, at the end of the term of a particular executive’s employment agreements, not to continue to employ the executive at least on terms substantially similar to those described in the executive’s employment agreement.

Under the employment agreements with each of the named executive officers, good reason is defined as a termination by the executive upon a 90 days’ written notice of the employment agreement, unless cured within 30 days, upon occurrence of the following events: (1) any material adverse change in the executive’s authority, duties, titles or offices (including reporting responsibility), or any significant increase in the executive’s business travel obligations, from those existing immediately prior to the change in control or other material breach by Alexion; (2) a relocation of the executive’s place of employment to a location beyond a 25-mile radius of such place of employment; (3) a material diminution of the executive’s compensation and benefits; (4) any failure by Alexion to continue in effect any compensation plan in which the executive participated immediately prior to change in control and which is material to the executive’s total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or any failure by Alexion to continue the executive’s participation therein (or in such substitute or alternative plan) on a basis no less favorable to the executive, both in terms of the amount of benefits provided and the level of the executive’s participation relative to other participants, as existed immediately prior to such change in control; (5) any failure by Alexion to continue to provide the executive with benefits substantially similar, taken as a whole, to those enjoyed by the executive under any of Alexion’s retirement, life insurance, medical, health and accident, or disability plans, programs or arrangements in which the executive was participating immediately prior to such change in control, the taking of any action by Alexion which would directly or indirectly materially reduce any of such benefits or deprive the executive of any perquisite enjoyed by the executive at the time of such change in control, or the failure by the company to maintain a vacation policy with respect to the executive that is at least as favorable as the vacation policy (whether formal or informal) in place with respect to the executive immediately prior to change in control; or (6) the failure of Alexion to obtain the assumption in writing of its obligation to perform under the employment agreement by any successor to all or substantially all of the assets of Alexion upon a merger, consolidation, sale or similar transaction.

Under the employment agreements with each of the named executive officers, change in control is defined as the occurrence of any of the following events: (1) Any third party becomes the beneficial owner, directly or indirectly, of more than 40% of the company’s securities representing combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the company; (2) incumbent directors as of the beginning of any twenty-four month period cease for any reason to constitute at least a majority of the directors. Notwithstanding the foregoing, any individual becoming a director subsequent to the beginning of such period, whose election or nomination for election by the company’s stockholders was approved by a vote of at least two-thirds of the directors then comprising the incumbent directors, shall be considered an incumbent director; or (3) consummation by the company of a recapitalization, reorganization, merger, consolidation or other similar transaction with respect to which all or substantially all of the individuals and entities who were the beneficial owners of the voting securities immediately prior to such transaction do not, following consummation of all transactions intended to constitute part of such transaction, beneficially own, directly or indirectly, 50% or more of the voting securities of the surviving entity, in substantially the same proportion as their ownership of such voting securities immediately prior to such transaction; or (4) consummation of a complete liquidation or dissolution of the company, or the sale or other disposition of all or substantially all of the assets of the company, other than to a corporation, business trust or other entity with respect to which, following consummation of all transactions intended to constitute part of such sale or disposition, more than 50% of the combined voting securities is then owned beneficially, directly or indirectly, by the same shareholders in substantially the same proportion as their ownership of the voting securities immediately prior to such sale or disposition.

Employment Agreements

Each of Dr. Leonard Bell, Chief Executive Officer, Dr. Stephen P. Squinto, Executive Vice President and Head of Research, Mr. Vikas Sinha, Senior Vice President and Chief Financial Officer, and Thomas I.H. Dubin, Senior Vice President and General Counsel, have three-year employment agreements, as amended, dated as of February 14, 2006, with provisions for automatic one year extensions. Under each of their respective employment agreements, each of the named executive officers other than Mr. Keiser is to continue to be employed in his current position with Alexion. Dr. Bell’s employment agreement provides for Alexion’s obligation to use its best efforts to cause him to be elected to the Board of Directors for the term of his employment agreement.

Mr. Keiser retired from his position as President and Chief Operating Officer on December 31, 2008 and his employment agreement terminated on such date. Mr. Keiser’s retirement did not trigger any obligations or commitments of the company under the employment agreement, financial or otherwise, and no payments were made to Mr. Keiser by the company with respect to his retirement. Mr. Keiser did receive an annual incentive bonus of $184,000 in February 2009 relating to his service during 2008.

Under the terms of the employment agreements with each of the named executive officers, in the event that the executive’s employment with Alexion terminates at any time other than within three years after a change in control of Alexion if the executive is Dr. Bell, two years if the executive is Mr. Keiser or Dr. Squinto, and 1.5 years if the executive is Mr. Sinha or Mr. Dubin, (1) for reasons other than cause, death, or physical or mental disability, or (2) following a constructive termination (other than due to loss of any material duties or authority of the executive if the executive is Mr. Sinha or Mr. Dubin), or (3) in the event of a “non-renewal” (with “change in control,” “cause,” “constructive termination” and “non-renewal” defined in the executives’ respective employment agreements, and summarized above under the section entitled “Potential Payments Upon Termination or Change of Control”), Alexion will be obligated to pay such terminated executive, as a cash lump sum, two times if the executive is Dr. Bell, one time if the executive is Mr. Keiser or Dr. Squinto and 0.75 times if the executive is Mr. Sinha or Mr. Dubin, the Severance Payment. The Severance Payment is a payment equal to the sum of (a) the executive’s then current base salary and (b) the greater of (i) the average bonus received by such executive for the two years preceding the year in which termination occurs and (ii) the amount equal to the bonus target for the year in which the termination of employment occurs as determined by the Alexion’s Board of Directors or its Compensation Committee. The payments will be made in equal portions in accordance with Alexion’s normal payroll practices, over a Severance Period, which is a two-year period if the executive is Dr. Bell, a one-year period if the executive is Mr. Keiser or Dr. Squinto, and a 9-month period if the executive is Mr. Sinha or Mr. Dubin. Additionally, the executive will be entitled to continue to participate in Alexion’s health and welfare benefit plans for the executive’s applicable Severance Period, except that the executive may continue to participate, at Alexion’s expense, in health plans subject to COBRA for the maximum period permitted under COBRA if greater than the applicable Severance Period. If such benefits cannot be provided or are not available, Alexion will instead pay the executive a lump sum cash amount equal to the present value of the expected cost of providing such benefits.

In the event that the executive’s employment with Alexion terminates within three years after a change in control if the executive is Dr. Bell, two years if the executive is Dr. Squinto and 1.5 years if the executive is Mr. Sinha or Mr. Dubin, (i) by Alexion for reasons other than cause, death or physical or mental disability, or (ii) by the executive for good reason (with “good reason” defined in the employment agreements, and summarized in the section entitled “Potential Payments Upon Termination or Change of Control), or (iii) in the event of non-renewal, Alexion will be obligated to pay such terminated executive a cash lump sum equal to three times the Severance Payment if the executive is Dr. Bell, two times the Severance Payment if the executive is Dr. Squinto and 1.5 times the Severance Payment if the executive is Mr. Sinha or Mr. Dubin. Additionally, the executive will be entitled to continue to participate in Alexion’s health and welfare benefit plans for three years if the executive is Dr. Bell, two years if the executive is Mr. Keiser or Dr. Squinto, and 1.5 years if the executive is Mr. Sinha or Mr. Dubin, except that the executive may continue to participate, at Alexion’s expense, in benefit plans subject to COBRA for the maximum period permitted under COBRA if greater than the applicable Severance Period. If such benefits cannot be provided or are not available, Alexion will instead pay the executive a lump sum cash amount equal to the present value of the expected cost of providing such benefits.

If Dr. Bell’s or Dr. Squinto’s employment terminates for any of the reasons described above, or if a change in control occurs, (1) all of such executive’s time-vesting equity awards will vest and become immediately exercisable and remain exercisable through their original terms and (2) all other equity awards will vest as determined in good faith by the Board of Directors based on the percentage of goals and objectives achieved by such executive and Alexion. If Mssrs. Sinha or Dubin’s employment terminates for any of the reasons described above, or if a change in control occurs, (1) all of such executive’s time-vesting equity awards granted to the executive will remain exercisable for such periods as provided under the terms of Alexion’s applicable stock option or incentive plan and any individual award agreements under which such stock options or equity awards were granted to such executive and (2) all other equity awards will vest as determined in good faith by the Board of Directors based on the percentage of goals and objectives achieved by such executive and Alexion.

In the event that the executive’s employment with Alexion terminates due to death, the executive’s estate will be entitled to receive the executive’s base salary for 90 days following the termination of employment. In the event that the executive’s employment is terminated due to death or disability (as that term is defined in the employment agreements), the executive will be entitled to receive a pro rata annual performance bonus for the year in which the termination occurs.

Each of the employment agreements with named executive officers also provides that if such executive becomes subject to the excise tax described in Section 4999 of the Internal Revenue Code of 1986, and if the amount of the payments and benefits due to the executive exceed the safe harbor amount associated with such tax by at least 10%, Alexion shall make a special payment to such executive such that the after-tax value of payments received by him will be the same as if he were not subject to such excise tax.

All of Alexion’s employment agreements require its employees and executives to acknowledge Alexion’s possession of information created, discovered or developed by the employees and executives which are applicable to the business of Alexion and any client, customer or strategic partner of Alexion. Each employee and executive also agrees to assign all rights he or she may have or acquire in proprietary information, to keep such proprietary information confidential and not to compete with Alexion for a limited period of time.

DIRECTOR COMPENSATION

The following table sets forth a summary of the compensation earned by our directors and/or paid to certain of our directors pursuant to certain agreements we have with them in 2008, other than Dr. Bell and Mr. Keiser:

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)		Option Awards ($)(1)		Other Compensation ($)	Total ($)
Max Link, Ph.D.	$90,500	(2)	$141,095	(3)	$339,527	(4)	$—	$571,122
Joseph A. Madri, Ph.D., M.D.	62,500	(2)	141,095	(3)	254,655	(4)	—	458,250
Larry L. Mathis	70,500	(2)	141,095	(3)	254,655	(4)	—	466,250
R. Douglas Norby	85,500	(2)	141,095	(3)	254,655	(4)	—	481,250
Alvin S. Parven	82,500	(2)	141,095	(3)	254,655	(4)	—	478,250
Ruedi E. Waeger, Ph.D.	67,500	(2)	141,095	(3)	266,687	(4)	—	475,282

(1)	See Note 1 and Note 13 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008 for details as to the assumptions used to determine the fair value of the awards during the year ended December 31, 2008. See also our discussions of share-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates.
(2)	Represents fees paid for services as a director during the fiscal year ended December 31, 2008, including annual retainer fees, committee and chairmanship fees and meeting fees.
(3)	Represents the compensation expense incurred by us in fiscal 2008 in connection with all restricted stock grants to each director, calculated in accordance with SFAS 123R. The following directors held the following number of unvested restricted stock shares as of December 31, 2008: Link, 4,000; Madri, 4,000; Mathis, 4,000; Norby, 4,000; Parven, 4,000; Waeger, 4,000. The grant date fair value of each such award, calculated in accordance with SFAS 123R, is $141,180.
(4)	Represents the compensation expense incurred by us in fiscal 2008 in connection with all stock option grants to each director, calculated in accordance with SFAS 123R. The following directors held the following number of stock option awards as of December 31, 2008: Link, 79,000; Madri, 167,000; Mathis, 99,000: Norby, 152,000; Parven, 113,000; Waeger, 45,000. The grant date fair value of the 2008 stock option grant to the directors, calculated in accordance with SFAS 123R, is: Link, $382,680 and to all other non-employee directors, $287,010.

Director Compensation Policy

Under Alexion’s director compensation structure for 2008, all non-employee, non-Chairman members of the Board were entitled, with 75% attendance at Board meetings since the prior annual meeting of stockholders, to receive the following:

•	an annual retainer of $35,000 for non Chairman members, and $60,000 for the Chairman, each paid quarterly;

•	$2,000 for each Board meeting;

•	$1,500 for each committee meeting if more than 30 minutes;

•	an annual retainer of $20,000 for service as the Audit Committee Chairman and the Compensation Committee Chairman, paid quarterly;

•	an annual retainer of $5,000 for service as the Nominating and Corporate Governance Committee Chairman and the Compliance and Quality Committee Chairman;

•	a restricted stock award of 2,000 shares of common stock, typically awarded in January of each year and vesting on the first anniversary of the grant date; and

•

a stock option grant to purchase 7,500 shares of common stock for non-Chairman members, and 10,000 shares of our common stock for the Chairman, typically granted upon re-election to the Board. Each stock option has an exercise price equal to the closing price of the stock on the date of grant and vests in four equal quarterly installments over one year.

In December 2008, the Compensation Committee conducted an annual review of Board compensation. Hewitt Associates LLC prepared a competitive analysis and review of the cash and equity compensation for non-employee directors. Following this review, the committee recommended to the Board that (a) the committee and Board attendance fees be eliminated and substituted with a higher annual retainer; (b) the Chairman will not receive the additional stock option award granted to the Chairman in 2008 and prior years and instead will be paid $75,000 as part of the annual retainer; and (c) equity awards should be determined based on a dollar amount instead of a fixed share number. After review and discussion of such recommendations, the Board approved the following Board compensation effective January 1, 2009:

•

an annual retainer of $57,000 for non Chairman members, and $157,000 for the Chairman (which includes the $57,000 retainer paid to non-Chairman members, the $25,000 additional retainer paid to the Chairman in 2008 and prior years, and $75,000 in lieu of the additional stock option grant which the Chairman received in addition to the standard grant made to all non-employee directors in prior years), each paid quarterly;

•	an annual retainer of $20,000 for service as the Audit Committee Chairman and the Compensation Committee Chairman, paid quarterly;

•	an annual retainer of $10,000 for service as the Nominating and Corporate Governance Committee Chairman and the Compliance and Quality Committee Chairman;

•

a restricted stock award having a value of $183,000 based on sixty day trailing average market price of the company’s common stock, awarded in January of each year and vesting on the first anniversary of the grant date; and

•

a stock option grant to purchase shares of common stock equivalent to $122,000 calculated using the Black-Scholes model, typically granted upon re-election to the Board. Each stock option has an exercise price equal to the closing price of the stock on the date of grant and vests in four equal quarterly installments over one year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board of Directors reviews and approves transactions between Alexion on the one hand and a related party, such as our directors, officers, holders of more than five percent of our voting securities and their affiliates, the immediate family members of any of the foregoing persons and any other persons whom the Board determined may be considered a related party, on the other hand. Prior to Board consideration of a transaction with a related party, the material facts as to the related party’s relationship or interest in the transaction are disclosed to the Board, and the transaction is not considered approved by the Board unless a majority of the directors who are not interested in the transaction approve the transaction. In determining whether to approve or ratify a related party transaction, the non interested directors take into account such factors as they deem appropriate, which include whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. Please see “Executive Compensation—Summary Compensation Table,” “Executive Compensation—Director Compensation Policy” for information regarding compensation of our executive officers and directors. There have been no other related party transactions during fiscal year 2008.

AUDIT COMMITTEE REPORT

The Audit Committee reviewed and discussed Alexion’s audited financial statements for the year ended December 31, 2008 with management and the Board of Directors and discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm during the year ended December 31, 2008, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended. In addition, the Audit Committee received from the independent registered public accounting firm written disclosures and the letter required by the applicable standards of the Public Company Accounting Oversight Board. The Audit Committee also discussed with the independent registered public accounting firm the auditors’ independence from management and the company, including a review of audit and non-audit fees and the matters covered by the written disclosures and letter provided by the independent registered public accounting firm. Based on the above mentioned review and discussion with management and the independent auditors, the Audit Committee recommended to the Board of Directors that Alexion’s audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Alexion specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Audit Committee

Max Link, Ph.D.

Larry L. Mathis

R. Douglas Norby

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2008.

Fees

The following table sets forth the aggregate fees billed or to be billed by PricewaterhouseCoopers LLP for the following services during the years ended December 31, 2008 and 2007:

Fees	Year Ended December 31, 2008	Year Ended December 31, 2007
Audit fees(1)	$871,576	$659,833
Audit related fees(2)	14,900	9,500
Tax fees(3)	65,300	4,700
All other fees(4)	—	—
Total	$951,776	$674,033

(1)	Audit fees include fees billed and expected to be billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company’s annual financial statements included in its Form 10-K, the review of the Company’s financial statements included in its Forms 10-Q, as well as services related to SEC registration statements and filings, SEC response letters and statutory audits.
(2)	Audit related services include consultations concerning financial accounting and reporting standards.
(3)	Tax services include assistance with tax compliance, including sales and use taxes and research and development credits.
(4)	The Company did not use PricewaterhouseCoopers LLP for such services during the years ended December 31, 2008 and 2007.

Pre-Approval Policies and Procedures

It is the Audit Committee’s policy that it must pre-approve all audit and permissible non-audit services to be performed by Alexion’s independent auditors, the fees to be paid for those services and the time period over which those services are to be provided. On an annual basis, the independent auditors present a listing of all services they expect to perform for Alexion in the ensuing one-year period, including fee estimates, in sufficient detail to enable the Audit Committee to perform an independent review of each proposed service. The Audit Committee reviews this list and approves appropriate services which, in the Audit Committee’s judgment, will not impair the auditors’ independence. With respect to any additional services proposed to be performed by the independent auditors during the year, management will evaluate the impact on the independent auditor’s independence and obtain Audit Committee approval for such service.

Consistent with its pre-approval policy, the Audit Committee pre-approved all audit and permitted non-audit services performed by PricewaterhouseCoopers LLP during the year ended December 31, 2008. The Audit Committee has considered whether the provision of the non-audit services described above is compatible with maintaining PricewaterhouseCoopers’ independence and has determined in their judgment that the provision of such services is compatible with maintaining PricewaterhouseCoopers’ independence.

PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2009. The Board of Directors has directed that the selection of the independent registered public accounting firm be submitted for ratification by the stockholders at the Annual Meeting. If a quorum is present, the proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm will require approval by a majority of the votes cast in person or by proxy at the Annual Meeting. Stockholder ratification of the appointment is not required by law or otherwise. The Board of Directors is submitting this matter to stockholders for ratification because it believes it to be a good corporate practice.

PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, audited the Company’s consolidated financial statements for the years ended December 31, 2008, 2007 and 2006, the five-month transition period ended December 31, 2005, and the years ended July 31, 2005 and 2004. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm, but may still retain it. Even if the selection is ratified, the Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the Company’s best interests and that of the Company’s stockholders. Representatives of PricewaterhouseCoopers LLP are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

THE BOARD OF DIRECTORS DEEMS “PROPOSAL NO. 2” TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” APPROVAL THEREOF.

STOCKHOLDER PROPOSALS

Under SEC rules, if a stockholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our 2010 Annual Meeting of Stockholders, the proposal must be received by us, attention: Corporate Secretary, at our principal executive offices by January 5, 2010.

The deadline for receipt of timely notice of shareholder proposals for submission to the Company’s 2010 Annual Meeting of Stockholders without inclusion in the Company’s 2010 Proxy Statement is March 17, 2010. Unless such notice is received by the Company at its corporate headquarters, Attention: Corporate Secretary, on or before the foregoing date, proxies with respect to such meeting will confer discretionary voting authority with respect to any such matter.

ADDITIONAL INFORMATION

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers “household” proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account, or the Company if you hold shares registered directly in your name. You can notify the Company by sending a written request to Corporate Secretary, Alexion Pharmaceuticals, Inc., 352 Knotter Drive, Cheshire, Connecticut 06410.

OTHER BUSINESS

The Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope. If you need directions to the meeting, please call Alexion’s Investor Relations at 203-272-2596.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM: ALEXION PHARMACEUTICALS, INC., 352 KNOTTER DRIVE, CHESHIRE, CONNECTICUT 06410, ATTN: INVESTOR RELATIONS

À FOLD AND DETACH HERE AND READ THE REVERSE SIDE À

PROXY	Please mark your votes like this	☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.

Proposal No. 1 Election of Directors NOMINEES:		FOR all Nominees listed to the left	WITHHOLD AUTHORITY to vote (except as marked to the contrary for all nominees listed to the left)	Proposal No. 2	FOR	AGAINST	ABSTAIN
(01) Leonard Bell, (02) Max Link, (03) Joseph A. Madri, (04) Larry L. Mathis,	(05) R. Douglas Norby, (06) Alvin S. Parven and (07) Ruedi E. Waeger.	☐	☐	Ratification of appointment by the Board of Directors of PricewaterhouseCoopers LLP as Alexion’s independent registered public accounting firm.	☐	☐	☐

(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above)				WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR EACH OF THE NOMINEES FOR DIRECTOR LISTED ABOVE AND IN FAVOR OF PROPOSAL 2. IN THEIR DISCRETION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT THEREOF.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature__________________________	Signature_________________________	Date____________,	2009.

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

À FOLD AND DETACH HERE AND READ THE REVERSE SIDE À

PROXY CARD

ALEXION PHARMACEUTICALS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF

STOCKHOLDERS TO BE HELD ON MAY 13, 2009.

Leonard Bell, M.D. and Vikas Sinha, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote all shares of Common Stock of Alexion Pharmaceuticals, Inc. held of record by the undersigned on March 24, 2009, at the Annual Meeting of Stockholders to be held at 10:00 a.m. on Wednesday, May 13, 2009 at the Holiday Inn, 3580 East Main Street, Waterbury, Connecticut, 06705 and any adjournment thereof. Any and all proxies heretofore given are hereby revoked.

(Continued, and to be marked, dated and signed, on the other side)